EXHIBIT 10.1

Published CUSIP Number: 00771PAA9

CREDIT AGREEMENT

Dated as of July 1, 2013

among

AEGION CORPORATION,

as the Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and a L/C Issuer,

JPMORGAN CHASE BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents and L/C Issuers,

FIFTH THIRD BANK,

REGIONS BANK,

PNC BANK, NATIONAL ASSOCIATION,

COMPASS BANK

and

HSBC BANK USA, N.A.,

as Co-Documentation Agents

and

THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

JPMORGAN SECURITIES LLC

and

U.S BANK NATIONAL ASSOCATION

as Joint Lead Arrangers and Joint Book Managers

Confidential Treatment Requested. Certain confidential information in this agreement has been redacted in reliance upon a confidential treatment requested filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. In this agreement, we indicate redaction by use of the following symbol [*****]. Such confidential portions have been omitted and filed separately with the Commission.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		5
1.01	Defined Terms.	5
1.02	Other Interpretive Provisions.	36
1.03	Accounting Terms.	36
1.04	Rounding.	37
1.05	Exchange Rates; Currency Equivalents.	37
1.06	Change of Currency.	37
1.07	Times of Day.	38
1.08	Letter of Credit Amounts.	38
1.09	Additional Alternative Currencies.	38
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		39
2.01	Commitments.	39
2.02	Borrowings, Conversions and Continuations of Loans.	40
2.03	Letters of Credit.	43
2.04	Swing Line Loans.	51
2.05	Prepayments.	54
2.06	Termination or Reduction of Aggregate Revolving Commitments.	56
2.07	Repayment of Loans.	57
2.08	Interest.	57
2.09	Fees.	58
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	59
2.11	Evidence of Debt.	59
2.12	Payments Generally; Administrative Agent’s Clawback.	60
2.13	Sharing of Payments by Lenders.	62
2.14	Cash Collateral.	62
2.15	Defaulting Lenders.	63
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		65
3.01	Taxes.	65
3.02	Illegality.	69
3.03	Inability to Determine Rates.	70
3.04	Increased Costs.	71
3.05	Compensation for Losses.	72
3.06	Mitigation Obligations; Replacement of Lenders.	73
3.07	Survival.	73
ARTICLE IV GUARANTY		73
4.01	The Guaranty.	73
4.02	Obligations Unconditional.	74
4.03	Reinstatement.	75
4.04	Certain Additional Waivers.	75
4.05	Remedies.	75
4.06	Rights of Contribution.	75
4.07	Guarantee of Payment; Continuing Guarantee.	76
4.08	Keepwell.	76
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		76
5.01	Conditions of Initial Credit Extension.	76
5.02	Conditions to all Credit Extensions.	79
ARTICLE VI REPRESENTATIONS AND WARRANTIES		80

i

6.01	Existence, Qualification and Power.	80
6.02	Authorization; No Contravention.	80
6.03	Governmental Authorization; Other Consents.	80
6.04	Binding Effect.	81
6.05	Financial Statements; No Material Adverse Effect.	81
6.06	Litigation.	81
6.07	No Default.	82
6.08	Ownership of Property; Liens.	82
6.09	Environmental Compliance.	82
6.10	Insurance.	83
6.11	Taxes.	83
6.12	ERISA Compliance.	83
6.13	Subsidiaries.	84
6.14	Margin Regulations; Investment Company Act.	84
6.15	Disclosure.	84
6.16	Compliance with Laws.	85
6.17	Intellectual Property; Licenses, Etc.	85
6.18	Solvency.	85
6.19	Labor Matters.	85
6.20	Bonding Capacity.	85
6.21	Perfection of Security Interests in the Collateral.	85
6.22	Business Locations.	85
6.23	OFAC.	86
ARTICLE VII AFFIRMATIVE COVENANTS		86
7.01	Financial Statements.	86
7.02	Certificates; Other Information.	87
7.03	Notices.	89
7.04	Payment of Obligations.	90
7.05	Preservation of Existence, Etc.	90
7.06	Maintenance of Properties.	90
7.07	Maintenance of Insurance.	90
7.08	Compliance with Laws.	91
7.09	Books and Records.	91
7.10	Inspection Rights.	91
7.11	Use of Proceeds.	92
7.12	Additional Subsidiaries.	92
7.13	ERISA Compliance.	92
7.14	Interest Rate Protection Agreements.	92
7.15	Pledged Assets.	92
7.16	Post-Closing Matters.	93
ARTICLE VIII NEGATIVE COVENANTS		94
8.01	Liens.	94
8.02	Investments.	95
8.03	Indebtedness.	96
8.04	Fundamental Changes.	97
8.05	Dispositions.	97
8.06	Restricted Payments.	97
8.07	Change in Nature of Business.	98
8.08	Transactions with Affiliates and Insiders.	98
8.09	Burdensome Agreements.	98
8.10	Use of Proceeds.	99

8.11	Financial Covenants.	99
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.	99
8.13	Preferred Equity.	99
8.14	Sale Leasebacks.	100
8.15	Sanctions.	100
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		100
9.01	Events of Default.	100
9.02	Remedies Upon Event of Default.	102
9.03	Application of Funds.	102
ARTICLE X ADMINISTRATIVE AGENT		103
10.01	Appointment and Authority.	103
10.02	Rights as a Lender.	104
10.03	Exculpatory Provisions.	104
10.04	Reliance by Administrative Agent.	105
10.05	Delegation of Duties.	105
10.06	Resignation of Administrative Agent.	106
10.07	Non-Reliance on Administrative Agent and Other Lenders.	107
10.08	No Other Duties; Etc.	107
10.09	Administrative Agent May File Proofs of Claim.	107
10.10	Guaranty Matters.	108
10.11	Treasury Management Banks and Swap Banks.	109
ARTICLE XI MISCELLANEOUS		109
11.01	Amendments, Etc.	109
11.02	Notices and Other Communications; Facsimile Copies.	111
11.03	No Waiver; Cumulative Remedies; Enforcement.	113
11.04	Expenses; Indemnity; and Damage Waiver.	113
11.05	Payments Set Aside.	115
11.06	Successors and Assigns.	116
11.07	Treatment of Certain Information; Confidentiality.	120
11.08	Set-off.	120
11.09	Interest Rate Limitation.	121
11.10	Counterparts; Integration; Effectiveness.	121
11.11	Survival of Representations and Warranties.	121
11.12	Severability.	122
11.13	Replacement of Lenders.	122
11.14	Governing Law; Jurisdiction; Etc.	123
11.15	Waiver of Right to Trial by Jury.	124
11.16	Electronic Execution of Assignments and Certain Other Documents.	124
11.17	USA PATRIOT Act.	124
11.18	No Advisory or Fiduciary Relationship.	124
11.19	Time of the Essence.	125

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
6.05	Dispositions and Acquisitions
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
6.19	Labor Matters
6.22(a)	Locations of Real Property
6.22(b)	Taxpayer and Organizational Identification Numbers
6.22(c)	Changes in Legal Name, State of Formation and Structure
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.08	Transactions with Affiliates
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C	Form of Revolving Note
D	Form of Swing Line Note
E	Form of Term Note
F	Form of Compliance Certificate
G	Form of Joinder Agreement
H	Form of Assignment and Assumption
I	Form of Incremental Term Loan Funding Agreement
J	Form of U.S. Tax Compliance Certificates
K	Form of Secured Party Designation Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of July 1, 2013 among AEGION CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide $650,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2012 Special Share Repurchase” means the purchase, redemption or other acquisition of Equity Interests or options to acquire Equity Interests by the Borrower on or before December 31, 2012, in an aggregate amount of $5,000,000.

“2013 Special Share Repurchase” means the purchase, redemption or other acquisition of Equity Interests or options to acquire Equity Interests by the Borrower in an aggregate amount not to exceed $10,000,000; provided that such purchase, redemption or other acquisition shall (i) be made with cash of the Borrower and its Subsidiaries and (ii) occur on or before December 31, 2013.

“Acquisition”, by any Person, means the acquisition by such Person from another Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the letter agreement, dated June 11, 2013 among the Borrower, Bank of America and MLPFS.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is THREE HUNDRED MILLION DOLLARS ($300,000,000).

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Canadian Dollars, Sterling and Australian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.09.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $35,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage of the outstanding principal amount of the Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means with respect to Revolving Loans, the Term Loan, Swing Line Loans, Letters of Credit and the Commitment Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Loans	Base Rate Loans

1	≤ 1.00 to 1.0	0.20%	1.25%	1.25%	0.25%
2	> 1.00 to 1.0 but ≤ 1.75 to 1.0	0.25%	1.50%	1.50%	0.50%
3	> 1.75 to 1.0 but ≤ 2.50 to 1.0	0.30%	1.75%	1.75%	0.75%
4	> 2.50 to 1.0 but < 3.25 to 1.0	0.35%	2.00%	2.00%	1.00%
5	> 3.25 to 1.0	0.40%	2.25%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal quarter ending September 30, 2013 shall be determined based upon Pricing Tier 4. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Australian Dollar” means the lawful currency of Australia.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Brinderson” means General Energy Services, a California corporation, Brinderson, L.P., a California limited partnership and Brinderson Constructors, Inc., a California corporation.

“Brinderson Acquisition” means the Acquisition by Energy & Mining Holding Company, LLC, a Delaware limited liability company or one or more other Wholly Owned Subsidiaries of the Borrower that are Domestic Subsidiaries, of all of the Equity Interests of Brinderson.

“Brinderson Purchase Agreement” means that certain Equity Purchase Agreement, dated as of June 24, 2013, among Energy Mining Holding Company, LLC, the Borrower, Brinderson, L.P., General Energy Services, Gary Brinderson, Energy Constructors, Inc. and the equity holders identified therein.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)     if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market;

(b)     if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)     if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)     if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with any Lender or with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by any Lender or by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“CDOR Rate” means, the rate per annum, equal to the average of the annual yield rates applicable to Canadian Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date as reported on the “CDOR page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designed by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)     during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Chicago Letter of Credit” means that certain Letter of Credit issued by Bank of America in favor of the City of Chicago, as the beneficiary, in an aggregate principal amount not to exceed $25,000.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.15.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDAR” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis (inclusive of the acquired operations of Brinderson, on a Pro Forma Basis), an amount equal to the sum of (a) Consolidated EBITDA for such period plus (b) rent and lease expense for such period minus (c) Consolidated Capital Expenditures for such period minus (d) Consolidated Taxes for such period, all as determined in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any disposition of capital assets, (b) Permitted Acquisitions or (c) capital expenditures of non-wholly owned Subsidiaries to the extent such capital expenditures are directly funded by a minority owner that is not a Loan Party or a Subsidiary.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis (inclusive of the acquired operations of Brinderson, on a Pro Forma Basis), an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) non-cash stock based compensation expense for such period, (v) transaction costs (not including any costs that will be capitalized) in respect of the Brinderson Acquisition in an aggregate amount not to exceed (x) $7,000,000 for the Borrower and (y) $19,000,000 for Brinderson pursuant to the Brinderson Acquisition, (vi) to the extent incurred on or before June 30, 2014, any net loss from the discontinued operations of Bayou Welding Works in an aggregate amount not to exceed $6,500,000 for any four fiscal quarter period, and (vii) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: all non-cash items increasing Consolidated Net Income for such period, all as determined in accordance with GAAP and without duplication of any other income statement items used in calculating Consolidated EBITDA on a Pro Forma Basis.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDAR for the period of the four fiscal quarters most recently ended to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis (inclusive of the acquired operations of Brinderson, on a Pro Forma Basis), an amount equal to the sum of (i) Consolidated Interest Charges for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period plus (iii) the amount of cash dividends and other distributions and purchases, redemptions and acquisitions of Equity Interests made by the Borrower during such period (other than the 2012 Special Share Repurchase and the 2013 Special Share Repurchase) plus (iv) rent and lease expense for such period, all as determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period; excluding however, any deferred financing costs under the Existing Credit Agreement.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis (inclusive of the acquired operations of Brinderson, on a Pro Forma Basis), the net income of the Borrower and its Subsidiaries (excluding extraordinary gains) for that period, as determined in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders' equity of the Borrower and its Subsidiaries as of that date, as determined in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Securitization Transactions and Synthetic Leases and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05.

“Consolidated Taxes” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate of all taxes paid during such period, as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory or equipment in the ordinary course of business; (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries; (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) the winding down or dissolution of Bayou Welding Works; (e) the sale of Equity Interests in Insituform Rohrsanierungstechniken GmbH; and (f) any Involuntary Disposition.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of the Borrower.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance by the Borrower of its Equity Interests as consideration for a Permitted Acquisition, (e) any issuance by the Borrower of its Equity Interests pursuant to any employee or director stock purchase plan, stock option plan or stock incentive plan and (f) any issuance by a Loan Party or any Subsidiary of its Equity Interests to another Loan Party or another Subsidiary. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means,

(a)     for any Interest Period with respect to a Eurocurrency Rate Loan,

(i)     in the case of a Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate or a successor thereto as approved by the Administrative Agent (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii)     in the case of Eurocurrency Rate Loan denominated in Canadian Dollars, the CDOR Rate per annum; and

(iii)     in the case of a Eurocurrency Rate Loan denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid rate or a successor thereto approved by the Administrative Agent (“BBSY”) as published by Reuters (or such other page or commercially available source providing BBSY (Bid) quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period);

(iv)     in the case of any other Eurocurrency Rate Loan denominated in a Non-LIBOR Quoted Currency, the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.09; and

(b)     for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time two Business Days prior to the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.

For all Non-LIBOR Quoted Currencies, the calculation of the applicable reference rate shall be determined in accordance with market practice.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period for the Borrower and its Subsidiaries, an amount equal to the sum of (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures paid in cash minus (c) any cash consideration and related fees and expenses paid in connection with a Permitted Acquisition, minus (d) the cash portion of Consolidated Interest Charges minus (e) Consolidated Taxes to the extent paid in cash minus (f) Consolidated Scheduled Funded Debt Payments, in each case on a consolidated basis determined in accordance with GAAP.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any owned or leased real property unless requested by the Required Lenders, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) the Equity Interests of any direct Foreign Subsidiary of a Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.15(a), (d) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(j) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property and (e) any general intangible, permit, lease, license, contract or other instrument of a Loan Party if the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Loan Documents, under the terms thereof or under applicable Law, is prohibited or would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (i) any such limitation described in this clause (e) shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law (including Debtor Relief Laws) or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such general intangible, permit, lease, license, contract or other instrument shall automatically and simultaneously become Collateral.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of August 31, 2011, as amended, among the Borrower, certain Subsidiaries of the Borrower, Bank of America, as administrative agent, and the lenders party thereto.

"Existing Letters of Credit" means the letters of credit described on Schedule 1.01.

“Extraordinary Receipts” means, with respect to any Person, any cash received by or paid to or for the account of such Person not in the ordinary course of business, including pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Involuntary Dispositions), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from (i) proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto, (ii) tax refunds (iii) proceeds received by any Person in respect of any patent litigation judgment or settlement, including any payment received from an insurance carrier, and (iv) proceeds received by any Person in respect of any settlement or claim in connection with work performed by such Person.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the Administrative Agent Fee Letter, the Joint Fee Letter and any other fee letter between the Borrower and an L/C Issuer that may be entered into from time to time.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)     all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)     all purchase money Indebtedness;

(c)     the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)     all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments; provided, however, that Funded Indebtedness shall not include of letters of credit or bank guaranties of performance or payment obligations of Foreign Subsidiaries;

(e)     all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including, without limitation, any Earn Out Obligations (except to the extent such Earn Out Obligations relate to the Brinderson Acquisition and the Acquisitions of Fyfe Group, LLC and its international operations, Hockway Limited and CRTS, Inc.) recognized as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP;

(f)     the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g)     all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)     all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i)     all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j)     all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that such Funded Indebtedness is (i) expressly made non-recourse to such Person or (ii) owed solely to a joint venture partner provided such Funded Indebtedness pursuant to this clause (ii) does not exceed $20,000,000 at any time.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.12, (c) with respect to (i) Obligations under any Secured Swap Agreement, (ii) Obligations under any Secured Treasury Management Agreement or (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Borrower and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Incremental Term Loan” means the Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c).

“Incremental Term Loan Amount” means the amount of any increase in the Term Loan pursuant to the terms of Section 2.02(f)(ii).

“Incremental Term Loan Commitment” means, as to any Lender, the commitment of such Lender to make Incremental Term Loans to the Borrower hereunder pursuant to any Incremental Term Loan Funding Agreement.

“Incremental Term Loan Funding Agreement” means a funding agreement, substantially in the form of Exhibit I, executed and delivered by a Lender in accordance with the provisions of Section 2.02(f).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)     all Funded Indebtedness;

(b)     the Swap Termination Value of any Swap Contract;

(c)     all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d)     all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” shall mean the confidential information memorandum titled “Executive Summary” dated June 2013 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders affected thereby, provided that:

(a)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)     no Interest Period with respect to any Loan shall extend beyond the Maturity Date.

“Interim Financial Statements” has the meaning set forth in Section 5.01(c).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Joint Fee Letter” means the letter agreement, dated June 11, 2013 among the Borrower, Bank of America, JPMorgan Chase Bank, N.A., U.S. Bank National Association and the Joint Lead Arrangers.

“Joint Lead Arrangers” means MLPFS, JPMorgan Securities LLC and U.S. Bank National Association.

“Kinsel” means Kinsel Industries, Inc., a Texas corporation.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America (b) JPMorgan Chase Bank, N.A., (c) U.S. Bank, National Association, (d) Comerica Bank and/or (e) any other Lender from time to time designated by the Borrower as an L/C Issuer with the consent of such Lender and the Administrative Agent, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each Lender identified in the Incremental Loan Funding Agreement, if any, the Swing Line Lender, as the context requires, and in each case, their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means Dollars, Sterling and Euro, in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan or Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, each Incremental Term Loan Funding Agreement, the Collateral Documents and the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means July 1, 2018.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and book manager.

“Mortgaged Property” means any real property that is owned or leased by a Loan Party and is subject to a Mortgage.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interest and/or leasehold interests of any Loan Party in real property (other than Excluded Property).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” or “Notes” means the Revolving Notes, the Swing Line Note and/or the Term Notes, individually or collectively, as appropriate.

“Obligations” means, with respect to the Borrower and each Guarantor, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Treasury Management Agreement or Secured Swap Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisitions” means Investments consisting of (a) an Acquisition by any Loan Party with the consent of the Required Lenders (including, but not limited to, the Brinderson Acquisition) and (b) any other Acquisition by any Loan Party, provided that, with respect to clause (b), (i) no Default shall have occurred and be continuing or would result from such Acquisition, (ii) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (iii) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.15, (iv) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) the Person being acquired shall have attained a positive Permitted Acquisition EBITDA for the most recent twelve month period ending prior to the closing of such Acquisition, (vi) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vii) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Borrower newly formed for the sole purpose of effecting such transaction, and (viii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, (x) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) and (y) the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Acquisition) shall be 0.50 less than the then required Consolidated Leverage Ratio set forth in Section 8.11; provided that if the Consolidated Leverage Ratio is not 0.50 less than the then required Consolidated Leverage Ratio set forth in Section 8.11, (A) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any Earn Out Obligations recorded on the Borrower's balance sheet in accordance with GAAP, but excluding any consideration which consists of the Equity Interests of the Borrower or any Subsidiary) paid by the Loan Parties for all such Acquisitions in any fiscal year shall not exceed $25,000,000 and (B) the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Acquisition) shall be 0.25 less than the then required Consolidated Leverage Ratio set forth in Section 8.11.

“Permitted Acquisition EBITDA” means, for any period, the sum of (i) net income after taxes of any Person, as determined in accordance with GAAP plus (ii) an amount which, in determination of net income for such period, has been deducted for (a) interest expense, taxes, depreciation and amortization expense, all as determined in accordance with GAAP and (b) to the extent not capitalized, costs and expenses incurred in connection with the applicable Acquisition or accelerated with the applicable Acquisition.

“Permitted Investments” means, at any time, Investments by any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Sale Leaseback Transaction” means any Sale and Leaseback Transaction entered into by a Loan Party or any Subsidiary after the Closing Date; provided, that (a) the aggregate value of all properties of the Loan Parties and their Subsidiaries that are Disposed of pursuant to Permitted Sale Leaseback Transactions shall not exceed $30,000,000 and (b) the consideration paid in connection any Permitted Sale Leaseback Transaction shall be cash or Cash Equivalents paid contemporaneous with consummation of such Permitted Sale Leaseback Transaction and shall be in an amount not less than the fair market value of the property Disposed of.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Priority Debt” means, as of any date of determination thereof, the sum (without duplication) of (a) Indebtedness of Subsidiaries on such date, other than (i) Indebtedness permitted by Sections 8.02(d), 8.02(h), 8.03(c) and 8.03(g), (ii) Indebtedness permitted by Section 8.02(c), provided, that if such Indebtedness is owing from a Loan Party to a Subsidiary that is not a Loan Party, such Indebtedness shall not be excluded pursuant to this clause (ii) unless such Indebtedness is subordinated to the Obligations in a manner and to an extent reasonably satisfactory to the Administrative Agent, (iii) any Guarantee by any Domestic Subsidiary of unsecured Indebtedness of the Borrower or any other Loan Party so long as such Subsidiary is a Guarantor and has complied with the terms of Section 7.12, and (iv) any Guarantee by any Foreign Subsidiary of unsecured Indebtedness of any Foreign Subsidiary, and (b) Indebtedness of the Borrower and its Subsidiaries secured by Liens permitted by Section 8.01 (other than Sections 8.01(a) and (j)).

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.11 (including for purposes of determining the Applicable Rate), that any Disposition, Involuntary Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, (C) such items, in the case of Indebtedness, relate to Indebtedness assumed by the Borrower or any Subsidiary and (D) such items need not include Restricted Payments or management fees or similar expenses made by the acquired entity for the benefit of prior owners prior to, or at the time of, the consummation of the Acquisition and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualified at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, two or more Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments, the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief administrative officer, general counsel or any senior vice president of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC) the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit K.

“Secured Swap Agreement” means any Swap Contract permitted under Section 8.03 between any Loan Party or any Subsidiary and any Swap Bank; provided that for any of the foregoing to be included as a “Secured Swap Agreement” on any date of determination by the Administrative Agent, the applicable Swap Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank; provided, however, that for any of the foregoing to be included as a “Secured Treasury Management Agreement” on any date of determination by the Administrative Agent, the applicable Treasury Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Significant Subsidiary” means, at any time, any Subsidiary that would at such time constitute a “significant subsidiary,” as defined in Regulation S-X of the SEC.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Loan Party” has the meaning set forth in Section 4.08.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower and “controlled” is used in its general sense and not as a defined term.

“Swap Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Swap Contract with any Loan Party or any Subsidiary and (b) any Lender on the Closing Date or Affiliate of such Lender that is party to a Swap Contract with any Loan Party or any Subsidiary in existence on the Closing Date, in each case to the extent permitted by Section 8.03(d).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b) and, unless the context shall otherwise require, the term “Term Loan” shall include the Incremental Term Loans issued pursuant to Section 2.02(f)(ii).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000).

“Term Note” has the meaning specified in Section 2.11(a).

“Threshold Amount” means $10,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with any Loan Party or any Subsidiary, (b) any Lender on the Closing Date or Affiliate of such Lender that is a party to a Treasury Management Agreement with any Loan Party or any Subsidiary in existence on the Closing Date and (c) any Person that is a Lender or an Affiliate of a Lender that is party to a Treasury Management Agreement with any Person at the time such Person becomes a Loan Party or a Subsidiary of a Loan Party hereunder.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

1.02         Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)     Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)     Changes in GAAP. To the extent such changes materially impact the Borrower’s financial statements and are not disclosed therein, the Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(a). If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)     Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

(d)     FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.04         Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Exchange Rates; Currency Equivalents.

(a)      The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)     Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06         Change of Currency.

(a)      Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)     Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)     Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.07         Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.08         Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.09         Additional Alternative Currencies.

(a)     The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency”; provided that (i) such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars and (ii) such requested currency shall only be a LIBOR Quoted Currency to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders obligated to make Credit Extensions in such currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)     Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each affected Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)     Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that a Eurocurrency Rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Borrowings of Eurocurrency Rate Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (A) the Administrative Agent and the L/C Issuer may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (B) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         Commitments.

(a)     Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b)     Term Loan Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date in an aggregate amount not to exceed such Lender's Term Loan Commitment. Amounts repaid or prepaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(c)     Incremental Term Loan. Subject to Section 2.02(f), each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth herein and in the applicable Incremental Term Loan Funding Agreement, to make Incremental Term Loans to the Borrower in an aggregate principal amount not to exceed its respective Incremental Term Loan Commitment. Amounts repaid or prepaid in respect of Incremental Term Loans may not be reborrowed.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)     Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) the currency of the Loans to be borrowed and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b)     Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)     Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then currency Interest Period with respect thereto.

(d)     The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 6 Interest Periods in effect with respect to all Loans.

(f)     The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Commitments (but not the Letter of Credit Sublimit, the Swing Line Sublimit and the Alternative Currency Sublimit) by a maximum aggregate amount of up to TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) as follows:

(i)     Increase in Aggregate Revolving Commitments. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit, the Swing Line Sublimit and the Alternative Currency Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent and the L/C Issuer; provided that:

(A)     any such increase shall be in a minimum principal amount of $25,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B)     no Default or Event of Default shall exist and be continuing at the time of any such increase;

(C)     no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(D)     (1) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (2) any existing Lender electing to increase its Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent; and

(E)     as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (y) no Default or Event of Default exists.

The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

(ii)     Institution of Incremental Term Loan. The Borrower may, at any time, upon prior written notice to the Administrative Agent, institute the Incremental Term Loan; provided that

(A)     the Borrower (in consultation and coordination with the Administrative Agent) shall obtain commitments for the amount of the increase from existing Lenders or other Persons reasonably acceptable to the Administrative Agent, which Lenders shall execute an Incremental Term Loan Funding Agreement or other agreement reasonably acceptable to the Administrative Agent;

(B)     any such institution of the Incremental Term Loan Amount shall be in a minimum aggregate principal amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof;

(C)     no Default or Event of Default shall exist and be continuing at the time of such institution;

(D)     Schedule 2.01 shall be deemed revised to add the commitments of the Incremental Term Loan Lenders as set forth in the Incremental Term Loan Funding Agreement;

(E)     as a condition precedent to such institution of the Incremental Term Loan and the effectiveness of the Incremental Term Loan Funding Agreement, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such institution and effectiveness (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Incremental Term Loan, and (II) in the case of the Borrower, certifying that, before and after giving effect to the Incremental Term Loan, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (y) no Default or Event of Default exists;

(F)     no existing Lender shall be under any obligation to provide an Incremental Term Loan Commitment and any such decision whether to provide an Incremental Term Loan Commitment shall be in such Lender’s sole and absolute discretion.

Once made, all Incremental Term Loans shall be treated as, and have the same terms as, the Term Loans under this Agreement. The Borrower shall pay any amounts required pursuant to Section 3.05 after the inclusion of all Incremental Term Loans, when originally made, in each borrowing of outstanding Term Loans on a pro rata basis.

2.03         Letters of Credit.

(a)     The Letter of Credit Commitment.

(i)     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)     The L/C Issuer shall not issue any Letter of Credit if:

(A)      subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension (other than the Chicago Letter of Credit), unless the Required Lenders have approved such expiry date; or

(B)     the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date (other than the Chicago Letter of Credit), unless all the Lenders have approved such expiry date.

(iii)     The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)     the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)     except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000 (other than the Chicago Letter of Credit and the Existing Letters of Credit identified in Part A of Schedule 1.01(a));

(D)     such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or

(E)     any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)     The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)     The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)     The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)	Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the currency and amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)     Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)     If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)     Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer in Dollars in an amount equal to the Dollar Equivalent of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the L/C Issuer shall promptly notify the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Dollar Equivalent of the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)     Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) in Dollars to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to the Dollar Equivalent of its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)     With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in Dollars in the amount of the Dollar Equivalent of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)     Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)     Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)     If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)     If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)     Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)     any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)     the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)     waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)     honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)     any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(vii)     any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)     Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)     Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)     Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)     Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)     Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)     L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, the L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by the L/C Issuer, including issuances, extensions, amendments and renewals, expirations and cancelations and disbursements and reimbursements, (ii) at least one Business Day prior to the time that the L/C Issuer issues, amends, renews or extends a Letter of Credit, the date of such issuance, amendment, renewal or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which the L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to the L/C Issuer on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by the L/C Issuer.

2.04         Swing Line Loans.

(a)     Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, (i) that after giving effect to any Swing Line Loan, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (ii) that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)     Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)     Refinancing of Swing Line Loans.

(i)     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)     If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)     If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)     Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)     Repayment of Participations.

(i)     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)     If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)     Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)     Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)     Voluntary Prepayments.

(i)     Revolving Loans and Term Loan. Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans, the Term Loan and/or the Incremental Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and whether the Loans to be prepaid are the Revolving Loans, the Term Loan and/or the Incremental Term Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Each such prepayment of the Term Loan shall be applied to the remaining principal amortization payments of the Term Loan in inverse order of maturity until the Term Loan has been paid in full.

(ii)     Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)     Mandatory Prepayments of Loans.

(i)     Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)     Dispositions. The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions to the extent such Net Cash Proceeds are not reinvested in property that is used or useful in the same or similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (but including the business activities of Brinderson) within 365 days of such Disposition. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (vii) below.

(iii)     Debt Issuances. Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (vii) below.

(iv)     Equity Issuances. Immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 50% of such Net Cash Proceeds (if the Consolidated Leverage Ratio as of the end of the fiscal quarter most recently ended is greater than or equal to 2.50 to 1.0); provided, however, if the Consolidated Leverage Ratio as of the end of the fiscal quarter most recently ended is less than 2.50 to 1.0, then the Borrower shall not be required to make the foregoing prepayment. Any prepayment pursuant to this clause (iv) shall be applied as set forth in clause (vii) below.

(v)     Excess Cash Flow. Commencing with the fiscal year ending December 31, 2014, within ninety days after the end of each such fiscal year, the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to 50% (if the Consolidated Leverage Ratio as of the end of such fiscal year is greater than 2.50 to 1.0) or 25% (if the Consolidated Leverage Ratio as of the end of such fiscal year is less than or equal to 2.50 to 1.0 and greater than 2.00 to 1.0) of Excess Cash Flow for such fiscal year; provided, that if the Consolidated Leverage Ratio as of the end of such fiscal year is less than or equal to 2.00 to 1.0, then the Borrower shall not be required to make the foregoing prepayment for such fiscal year. Any prepayment pursuant to this clause (v) shall be applied as set forth in clause (vii) below.

(vi)     Extraordinary Receipts. Immediately upon the receipt by any Loan Party or any Subsidiary of any Extraordinary Receipts, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 50% of such Extraordinary Receipts; provided, however, the Borrower shall be permitted within 365 days of any Involuntary Disposition to reinvest or to commit to reinvest the proceeds from such Involuntary Disposition before having to make any prepayment of the Loans with such Net Cash Proceeds pursuant to this Section 2.05(b)(vi); provided that if such proceeds are committed to be reinvested, they shall be reinvested within 365 days of the date of such commitment to reinvest. Any prepayment pursuant to this clause (vi) shall be applied as set forth in clause (vii) below.

(vii)     Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)     with respect to all amounts prepaid pursuant to Section 2.05(b)(i), to Revolving Loans and Swing Line Loans and (after all Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations;

(B)     with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii), (iv), (v) and (vi) first to the Term Loan (to the remaining principal amortization payments of the Term Loan in inverse order of maturity), then (after the Term Loan has been paid in full) to the Revolving Loans and then (after all Revolving Loans have been repaid), if a Default then exists, to Cash Collateralize L/C Obligations (without a corresponding permanent reduction in the Aggregate Revolving Commitments).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)     If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Loans and Letters of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06         Termination or Reduction of Aggregate Revolving Commitments.

(a)     Optional Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Swing Line Sublimit if, after giving effect thereto and to and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit and (D) the Alternative Currency Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Loans denominated in an Alternative Currency would exceed the Alternative Currency Sublimit.

(b)     Mandatory Reductions. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit, the Swing Line Sublimit or the Alternative Currency Sublimit exceeds the Aggregate Revolving Commitments at such time, the Letter of Credit Sublimit, the Swing Line Sublimit or the Alternative Currency Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)     Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swing Line Sublimit, the Alternative Currency Sublimit or the Aggregate Revolving Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07     Repayment of Loans.

(a)     Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)     Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date within one (1) Business Day of demand therefor by the Swing Line Lender and (ii) the Maturity Date.

(c)     Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of the Term Loan outstanding on the Closing Date plus the amount of Incremental Term Loans)
September 30, 2013	1.25%
December 31, 2013	1.25%
March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	1.875%
December 31, 2014	1.875%
March 31, 2015	1.875%
June 30, 2015	1.875%
September 30, 2015	1.875%
December 31, 2015	1.875%
March 31, 2016	1.875%
June 30, 2016	1.875%
September 30, 2016	2.50%
December 31, 2016	2.50%
March 31, 2017	2.50%
June 30, 2017	2.50%
September 30, 2017	2.50%
December 31, 2017	2.50%
March 31, 2018	2.50%
Maturity Date	Outstanding Principal Balance of Term Loan

2.08         Interest.

(a)     Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)     (i)     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)     If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)     Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)     Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)     Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)     Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations subject to adjustment as provided in Section 2.15. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)     Fee Letters. The Borrower shall pay to the Administrative Agent, JPMorgan Chase Bank, N.A., U.S. Bank National Association and the Joint Lead Arrangers for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)      All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)     If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11         Evidence of Debt.

(a)     The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit C (a “Revolving Note”), (ii) in the case of Swing Line Loans, be in the form of Exhibit D (a “Swing Line Note”) and (iii) in the case of the Term Loan, be in the form of Exhibit E (a “Term Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)     In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)     General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)     (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)     Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)     Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)     Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)     Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)     Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13         Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14         Cash Collateral.

(a)     Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)     Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)     Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)     Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15         Defaulting Lenders.

(a)     Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)     Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise or received by the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees.

(A)     No Defaulting Lender shall be entitled to receive any Commitment Fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)     With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)     Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in any amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)     Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)     If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)     If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)     Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)     Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)     Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)     Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(II)     executed originals of Internal Revenue Service Form W-8ECI,

(III)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN, or

(IV)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)     Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)     Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)     Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02         Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest rate is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended or (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans, the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurocurrency Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or Base Rate Loan.  Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurocurrency Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, but without liability under Section 3.05(a).

3.03         Inability to Determine Rates.

If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, in the case of a pending request for a Eurocurrency Rate Loan or conversion or continuation in an Alternative Currency as to which the Administrative Agent has made the determination described in clause (a) of the first sentence of this Section, the Administrative Agent, in consultation with the Borrower and the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent for funding Loans in the applicable currency and amount, and with the same Interest Period as the Eurocurrency Rate Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”) and adjust the Applicable Rate as may be necessary to preserve the existing differentials between the underlying reference rate and Eurocurrency Rate loans in such currency, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (y) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04         Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the L/C Issuer;

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)     Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)     any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)     any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)     any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Borrower, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives notice of its inability to make or continue Eurocurrency Rate Loans pursuant to Section 3.02, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07         Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01         The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02         Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)     at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)     any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Swap Agreements, or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be done or omitted;

(c)     the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreement or such Secured Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)     any Lien, if any, granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)     any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Swap Agreement or Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreement or such Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03         Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04         Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05         Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06         Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have terminated.

4.07         Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08         Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until such time as the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01         Conditions of Initial Credit Extension.

This Agreement shall become effective upon and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)     Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)     Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(c)     Financial Statements. The Administrative Agent shall have received unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2013, including balance sheets and statements of income or operations, shareholders’ equity and cash flows (the “Interim Financial Statements”);

(d)     No Material Adverse Change. There shall not have occurred, since December 31, 2012 (i) any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole or (ii) a material adverse change in the business, assets, income, properties, liabilities, operations, condition (financial or otherwise) or prospects of Brinderson and its Subsidiaries, taken as a whole.

(e)     Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f)     Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)     copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)     such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)     such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(g)     Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i)     searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)     UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)     all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)     searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices;

(v)     duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Loan Parties;

(h)     Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders.

(i)     Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that (i) the conditions specified in Sections 5.01(d), (e), (j), (l) and (o) and Sections 5.02(a) and (b) have been satisfied and (ii) the Borrower and its Subsidiaries are Solvent on a consolidated basis (after giving effect to the transactions contemplated hereby).

(j)     Consummation of the Brinderson Acquisition. Receipt by the Administrative Agent of satisfactory evidence that the Brinderson Acquisition shall have been simultaneously consummated on the Closing Date in compliance with applicable Law and regulatory approvals and substantially in accordance with the Brinderson Purchase Agreement.

(k)     Copy of Brinderson Purchase Agreement. Receipt by the Administrative Agent of a copy, certified by a Responsible Officer of the Borrower as true and complete, of the Brinderson Purchase Agreement (together with all exhibits, schedules, amendments, supplements and modifications thereto).

(l)     Consents. All governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance, if required) and approvals necessary in connection with the Brinderson Acquisition to avoid any material adverse impact on the Borrower, Brinderson or their respective Subsidiaries or the Brinderson Acquisition, shall have been obtained; all such consents and approvals shall be in force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse condition on the Borrower, Brinderson or their respective Subsidiaries or the Brinderson Acquisition or that could seek or threaten any of the foregoing, and no Law shall be applicable which has, or could reasonably be expected to have, such effect.

(m)     Deal Issues Report. Receipt by the Lenders of the final financial and tax key deal issues report prepared by PricewaterhouseCoopers LLP with respect to Brinderson.

(n)     Termination of Existing Credit Agreement. Receipt by the Administrative Agent of evidence that all obligations under the Existing Credit Agreement shall be repaid, all liens securing such obligations (if any) released and the Existing Credit Agreement terminated, in each case on the Closing Date.

(o)     Consolidated Leverage Ratio. Receipt by the Administrative Agent of satisfactory evidence that the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the transactions contemplated on the Closing Date) as of the end of the most recent fiscal quarter preceding the Closing Date does not exceed 3.00 to 1.0.

(p)     Fees. Receipt by the Administrative Agent, the Joint Lead Arrangers, JPMorgan Chase Bank, N.A. and U.S. Bank National Association and the Lenders of any fees required to be paid on or before the Closing Date.

(q)     Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(r)     Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries; such information may include, if requested by the Administrative Agent, asset appraisal reports and written audits of accounts receivable, inventory, payables, controls and systems.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02         Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)     The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)     No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)     The Administrative Agent and, if applicable, the L/C Issuer and/or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)     In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01         Existence, Qualification and Power.

Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02         Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03         Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) those notices or filings required after the execution of this Agreement with the SEC; provided, that such notices and filings do not affect in any way the execution, delivery or performance by, or enforcement against, the Loan Parties of this Agreement or any other Loan Document and (c) filings to perfect Liens created by the Collateral Documents.

6.04         Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

6.05         Financial Statements; No Material Adverse Effect.

(a)     The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b)     The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c)     Except as set forth on Schedule 6.05, from the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition, by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition (other than the Brinderson Acquisition) by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)     The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)     Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06         Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07         No Default.

(a)     Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)     No Default has occurred and is continuing.

6.08         Ownership of Property; Liens.

Each of Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09         Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)      Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and neither any Loan Party nor any of its Subsidiaries, nor, to any Loan Party's knowledge, any other Person, has caused any conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)     None of the Facilities contains, and neither any Loan Party nor any of its Subsidiaries, nor, to any Loan Party's knowledge, any other Person, caused any of the Facilities to have previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)     Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)     Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)     No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)     There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10         Insurance.

The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11         Taxes.

The Loan Parties and their Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.12         ERISA Compliance.

(a)     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, or an Internal Revenue Service opinion letter has been issued to such Pension Plan’s prototype or volume submitter sponsor, to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such tax-qualified status.

(b)     There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)     (i) No ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained by the Borrower or any ERISA Affiliate; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13         Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of formation, (ii) number of shares or percentage of each class of Equity Interests outstanding, (iii) number or percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party is validly issued, fully paid and non-assessable.

6.14         Margin Regulations; Investment Company Act.

(a)     The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)     None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15         Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information (including the Information Memorandum) furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16         Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17         Intellectual Property; Licenses, Etc.

Each Loan Party and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date that are reasonably necessary for the operation of its respective business. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Loan Parties, the use of any IP Rights by any Loan Party or any of its Subsidiaries or the granting of a right or a license in respect of any IP Rights from any Loan Party or any of its Subsidiaries does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any of the Loan Parties or any of its Subsidiaries that are reasonably necessary for the operation of their respective business is subject to any exclusive licensing agreement or similar arrangement.

6.18         Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19         Labor Matters.

Except as set forth on Schedule 6.19, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.20         Bonding Capacity.

The Borrower and its Subsidiaries have in place and available to them surety and performance bonds adequate in amount and credit quality to continue in the ordinary course of their business as presently projected over the course of the next eighteen (18) months.

6.21         Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.22         Business Locations.

Set forth on Schedule 6.22(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.22(b) is the tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of (a) the Borrower is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto or (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto. Except as set forth on Schedule 6.22(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.23         OFAC.

Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations that survive the termination of this Agreement) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary to:

7.01         Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)     upon the earlier of the date that is ninety days after the end of each fiscal year of the Borrower or the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)     upon the earlier of the date that is forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02         Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)     a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (i) within ninety days after the end of each fiscal year of the Borrower with respect to the Compliance Certificate for the financial statements required to be delivered pursuant to Section 7.01(a), and (ii) within forty-five days after the end of each fiscal quarter of the Borrower with respect to the Compliance Certificate for the financial statements required to be delivered pursuant to Section 7.01(b);

(b)     prior to the date that is 60 days after the beginning of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2014, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of such fiscal year;

(c)     promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)     concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower containing information regarding (i) the amount of all Dispositions, Involuntary Dispositions, Debt Issuances and Equity Issuances that occurred during the period covered by such financial statements, in each case, for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b) and (ii) the amount of all Acquisitions that occurred during the period covered by such financial statements;

(e)     promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them; provided, however, that if any such report, letter or recommendation is prepared by the Borrower’s independent accountants, the Person requesting such information shall first execute any release or similar authorization reasonably requested by the Borrower’s independent accountants;

(f)     promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g)     promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)     promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(i)     concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party that was renewed, replaced or materially modified during the period covered by such financial statements.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or MLPFS may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, BAS and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and MLPFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any borrower Materials “PUBLIC”.

7.03         Notices.

(a)     Promptly (and in any event, within two Business Days of any Responsible Officer of a Loan Party becoming aware of the occurrence thereof) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b)     Promptly (and in any event, within five Business Days of any Responsible Officer of any Loan Party becoming aware of the occurrence thereof) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws.

(c)     Promptly (and in any event, within five Business Days of any Responsible Officer of any Loan Party becoming aware of the occurrence thereof) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d)     Promptly (and in any event, within five Business Days of any Responsible Officer of any Loan Party becoming aware of the occurrence thereof) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, other than changes specified by GAAP, including any determination by the Borrower referred to in Section 2.10(b).

(e)     Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any real properties and as to the compliance by any Loan Party or any of its Subsidiaries with Environmental Laws at such real properties. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for the same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the real properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04         Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or relating to such Indebtedness.

7.05         Preservation of Existence, Etc.

(a)     Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b)     Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)     Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)     Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06         Maintenance of Properties.

(a)     Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)     Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)     Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07         Maintenance of Insurance.

(a)     Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The Administrative Agent shall be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

(b)     Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

7.08         Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09         Books and Records.

(a)     Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)      Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10         Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further, that absent an Event of Default which is continuing, any such inspection shall be limited to one per year at the Borrower’s expense.

7.11         Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance Permitted Acquisitions, including but not limited to, the Brinderson Acquisition, (b) to refinance the Indebtedness under the Existing Credit Agreement, and (c) for other general corporate purposes, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12         Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary:

(a)     notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)     if such Subsidiary is a Domestic Subsidiary and (i) is a Wholly Owned Subsidiary or (ii) is a non-wholly owned Subsidiary to the extent (A) such non-wholly-owned Subsidiary’s Organization Documents expressly permit it to become a Guarantor and (B) any consent required of the minority owners has been obtained, cause such Person to (x) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (y) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13         ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.14         Interest Rate Protection Agreements.

Within one hundred fifty (150) days of the Closing Date, the Borrower shall enter into interest rate protection agreements (protecting against fluctuations in interest rates) reasonably acceptable to the Administrative Agent, which agreements shall provide coverage in an amount equal to at least 33% of the outstanding Term Loan and for the duration of three years.

7.15         Pledged Assets.

(a)     Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent; provided, however, that no Loan Party shall be required to pledge or otherwise grant a security interest or Lien in Equity Interests of any non-wholly owned Subsidiary directly owned by such Loan Party to the extent that the Organization Documents of such Subsidiary or any applicable agreement among owners of such Equity Interests prohibit such Loan Party from doing so.

(b)     Other Property. (i) Cause all of its owned and leased real and personal property other than Excluded Property to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, appraisals, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(g), all in form, content and scope satisfactory to the Administrative Agent.

7.16         Post-Closing Matters.

(a)     Within ten (10) Business Days of the Closing Date, deliver to the Administrative Agent, (i) copies of duly adopted resolutions of (x) the holders of the Equity Interests of Brinderson ratifying the appointment of the members of the board of directors or other governing body of Brinderson, and (y) the board of directors or equivalent governing body of Brinderson ratifying the authorizing resolutions delivered to the Administrative Agent on the Closing Date with respect to the Guaranty of Brinderson and other obligations under this Agreement and the other Loan Documents, in each case executed by the applicable Persons after the consummation of the Brinderson Acquisition and in form and substance reasonably acceptable to the Administrative Agent and (b) favorable opinions of legal counsel to Brinderson, addressed to the Administrative Agent and each Lender, and in form and substance satisfactory to the Administrative Agent.

(b)     Within thirty (30) days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after the Closing Date, deliver all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of organization of such Person) unless the Subsidiary whose Equity Interests are being pledged has been dissolved by such date.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations that survive the termination of this Agreement) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01         Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)     Liens pursuant to any Loan Document;

(b)     Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)     Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)     statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)     pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)     deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)     easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)     Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)     Liens securing Indebtedness of the Borrower or any Subsidiary permitted by Section 8.03(e); provided, that at the time of creation, assumption or incurrence of the Indebtedness secured by any such Lien and after giving effect thereto and the application of the proceeds thereof, no Default or Event of Default would exist;

(j)     Liens securing Indebtedness permitted by Section 8.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(k)     leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(l)     any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(m)     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(n)     normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(o)     Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(p)     Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(q)     Liens, if any, in favor of the Administrative Agent on Cash Collateral delivered pursuant to Section 2.14(a); or

(r)     Liens on receivables granted by any Subsidiary that is not a Loan Party in connection with any factoring agreement, provided that such factoring agreement is permitted by the terms of Section 8.05.

8.02         Investments.

Make any Investments, except:

(a)     Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b)     Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)     (i) de minimis Investments made to form wholly-owned Domestic Subsidiaries and (ii) Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d)     Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;

(e)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)     Guarantees permitted by Section 8.03;

(g)     Permitted Acquisitions;

(h)     Investments made after the Closing Date in joint ventures (regardless of the form of the entity involved) and Foreign Subsidiaries in an aggregate amount not to exceed $50,000,000 outstanding at any time; and

(i)     Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $5,000,000 at any time outstanding.

8.03         Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)     Indebtedness under the Loan Documents;

(b)     Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and set forth in Schedule 8.03;

(c)     intercompany Indebtedness permitted under Section 8.02;

(d)     obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)     Priority Debt in an aggregate principal amount not to exceed 10% of the Borrower’s Consolidated Net Worth at any time outstanding; provided, however, that secured Indebtedness of the Borrower and its Subsidiaries shall not exceed 25% of such Priority Debt permitted pursuant to this clause (e);

(f)     purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(g)     other unsecured Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not to exceed $20,000,000 outstanding at any given time; and

(h)     Guarantees with respect to Indebtedness permitted under this Section 8.03.

8.04         Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Section 7.12, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party other than the Borrower, (c) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary, (e) each of Corrpro Companies International, Inc., Kinsel and any non-operating Subsidiary may be dissolved or liquidated by the Borrower provided that any assets of such Person are transferred to a Loan Party prior to or in connection with such dissolution and (f) the Borrower and/or any Loan Party may transfer its assets to another party provided such party becomes a Guarantor pursuant to Section 7.12.

8.05         Dispositions.

Make any Disposition except for (a) Permitted Sale Leaseback Transactions and (b) other Dispositions so long as (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve a sale or other disposition of receivables other than (A) receivables owned by a Subsidiary that is not a Loan Party and sold or otherwise transferred in connection with a factoring arrangement or international trade credit insurance, or (B) receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (iii) the aggregate net book value of all of the assets Disposed of by the Borrower and its Subsidiaries in all such transactions (A) occurring during any fiscal year shall not exceed $25,000,000 and (B) occurring during the term of this Agreement shall not exceed $60,000,000.

8.06         Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)     each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)     the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(c)     the Borrower may purchase, redeem or otherwise acquire Equity Interests or options to acquire any such Equity Interests from management or directors of Borrower in connection with the issuance and exercise of stock options, restricted stock grants or awards, deferred stock unit awards or other Equity Interests under the Borrower’s employee and/or director equity plans in an amount not to exceed $10,000,000 in the aggregate in any fiscal year; provided that no Default or Event of Default exists immediately prior to and after giving effect to any such purchase, redemption or acquisition; and

(d)     so long as (i) no Default or Event of Default exists immediately prior to and after giving effect to such Restricted Payment and (ii) the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Restricted Payment) is less than 2.50 to 1.0; provided that if the Consolidated Leverage Ratio is greater than or equal to 2.50 to 1.0, then the Borrower shall only be permitted to make additional Restricted Payments in an aggregate amount not to exceed $20,000,000 in any fiscal year; and

(e)     the Borrower may make the 2013 Special Share Repurchase; provided that no Default or Event of Default exists immediately prior to and after giving effect to the 2013 Special Share Repurchase.

8.07         Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries (but including the business conducted by Brinderson) on the Closing Date or any business substantially related or incidental thereto.

8.08         Transactions with Affiliates and Insiders.

Except as set forth on Schedule 8.08, enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09         Burdensome Agreements.

(a)     Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(f), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale.

(b)     Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(f), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05, pending the consummation of such sale.

8.10         Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11         Financial Covenants.

(a)     Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than (i) 3.75 to 1.0 as of the end of any fiscal quarter ending during the period from the Closing Date to and including March 31, 2014, (ii) 3.50 to 1.0 as of the end of any fiscal quarter ending during the period from June 30, 2014 to and including March 31, 2015, (iii) 3.25 to 1.0 as of the end of any fiscal quarter ending during the period from June 30, 2015 to and including March 31, 2016 and (iv) 3.00 to 1.0 as of the end of any fiscal quarter ending thereafter.

(b)     Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.25 to 1.0.

8.12         Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)     Amend, modify or change its Organization Documents in a manner adverse to the Lenders.

(b)     Change its fiscal year.

(c)     Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.13         Preferred Equity.

Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Loan Party or any Subsidiary of any Loan Party to issue or have outstanding any shares of preferred Equity Interests (other than any preferred Equity Interests issued by a Foreign Subsidiary in favor of another Foreign Subsidiary or a Loan Party) or (ii) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Permitted Liens.

8.14         Sale Leasebacks.

Enter into any Sale and Leaseback Transaction other than a Permitted Sale Leaseback Transaction.

8.15         Sanctions.

Directly or indirectly, use the proceeds or any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of any Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01         Events of Default.

Any of the following shall constitute an Event of Default:

(a)     Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)     Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05(a) (with respect to any Loan Party), 7.10, 7.11 or 7.14 or Article VIII; or

(c)     Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of the date on which (i) a Responsible Officer of a Loan Party becomes aware of such failure or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)     Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)     Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)     Insolvency Proceedings, Etc. Any Loan Party or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)     Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)     Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)     Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)     Change of Control. There occurs any Change of Control.

9.02     9.02     Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)     declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)     require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)     exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03         Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Swap Agreement, ratably among the Lenders, Swap Banks and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Swap Agreement, (c) payments of amounts due under any Secured Treasury Management Agreement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, Swap Banks, Treasury Management Banks and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be. Each Treasury Management Bank or Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01       Appointment and Authority.

(a)     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)     The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders, the L/C Issuer, the potential Swap Banks and the potential Treasury Management Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02       Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03       Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04       Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05       Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06       Resignation of Administrative Agent.

(a)     The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)     If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)     With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07       Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08       No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09       Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10       Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)     to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of the Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Treasury Management Agreements and Secured Swap Agreements as to which arrangements satisfactory to the applicable provider thereof shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)     to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(j); and

(c)     to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11       Treasury Management Banks and Swap Banks.

No Treasury Management Bank or Swap Bank that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements in the case of a Maturity Date.

ARTICLE XI

MISCELLANEOUS

11.01       Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)     no such amendment, waiver or consent shall:

(i)     extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)     postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)     reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(iv)     change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)     change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)     release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);

(vii)     amend the definition of “Alternative Currency”, “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency” without the written consent of each Lender and L/C Issuer obligated to make Credit Extensions in Alternative Currencies; or

(viii)     except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby except to the extent the release of such Collateral is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b)     unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)     unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d)      unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders and (v) only the consent of the Administrative Agent, the L/C Issuer, the Borrower and the Lenders obligated to make Credit Extensions in Alternative Currencies to amend the definition of “Alternative Currency”, “LIBOR Quoted Currency”, “Non-LIBOR Quoted Currency” or “Eurocurrency Rate” solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.09.

12.02     11.02     Notices and Other Communications; Facsimile Copies.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)     if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)     if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower each may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)     Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)     Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03       No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04       Expenses; Indemnity; and Damage Waiver.

(a)     Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and each of their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Joint Lead Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Joint Lead Arrangers, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, the Joint Lead Arrangers, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than the Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)     Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), each of the Joint Lead Arrangers, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each of the Joint Lead Arrangers, the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans, unfunded Commitments and participation interests in Swing Line Loans and L/C Obligations of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), either of the Joint Lead Arrangers, the Swing Line Lender or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the applicable Joint Lead Arranger, the Swing Line Lender or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)     Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)     Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the Swing Line Lender and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05       Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06       Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)      Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)     in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)     Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment, Incremental Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)     the consent of the L/C Issuer and the Swing Line Lender (such consent not to unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitment.

(iii)      Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Loan Parties shall have no liability for such fee (except as provided in Section 11.13(a)) and the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv)     No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(v)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)     Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07       Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08       Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09       Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10       Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11       Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12       Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13       Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)     in the case of any such assignment resulting from a claim for compensation under Section 3.04 or a determination that the maintaining or making of Eurocurrency Rate Loans are unlawful under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)     such assignment does not conflict with applicable Laws; and

(e)     in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14       Governing Law; Jurisdiction; Etc.

(a)     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)     SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)     WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15       Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16       Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17       USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18       No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, MLPFS, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, MLPFS and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, MLPFS and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent, MLPFS nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, MLPFS and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, MLPFS nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, MLPFS or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19       Time of the Essence.

Time is of the essence of the Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	AEGION CORPORATION,
a Delaware corporation

By: /s/ David F. Morris
Name: David F. Morris
Title: SVP and CAO

GUARANTORS:	INSITUFORM TECHNOLOGIES USA, LLC,
a Delaware limited liability company

By: /s/ David F. Morris
Name: David F. Morris
Title: SVP and CAO

INA ACQUISITION CORP.,
a Delaware corporation

By: /s/ David F. Morris
Name: David F. Morris
Title: SVP and CAO

ITI INTERNATIONAL SERVICES, INC.,
a Delaware corporation

By: /s/ David F. Morris
Name: David F. Morris
Title: SVP and CAO

MISSISSIPPI TEXTILES CORPORATION,
a Mississippi corporation

By: /s/ David F. Morris
Name: David F. Morris
Title: SVP and CAO

THE BAYOU COMPANIES, LLC,
a Delaware limited liability company

By: /s/ David F. Morris
Name: David F. Morris
Title: SVP and CAO

KINSEL INDUSTRIES, INC.,
a Texas corporation

By: /s/ David F. Morris
Name: David F. Morris
Title: SVP and CAO

Aegion Corporation

Credit Agreement

COMMERCIAL COATING SERVICES INTERNATIONAL, LLC,

a Texas limited liability company

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

INFRASTRUCTURE GROUP HOLDINGS, LLC,

a Delaware limited liability company

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

FIBRWRAP CONSTRUCTION SERVICES, INC.,

a Delaware corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

FIBRWRAP CONSTRUCTION SERVICES USA, INC.,

a Delaware corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

FYFE CO. LLC,

a Delaware limited liability company

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

SPECIALIZED FABRICS LLC,

a Washington limited liability company

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

UNITED PIPELINE SYSTEMS INTERNATIONAL, INC.,

a Delaware corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

Aegion Corporation

Credit Agreement

UNITED PIPELINE MIDDLE EAST, INC.,

a Delaware corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

ENERGY & MINING HOLDING COMPANY, LLC,

a Delaware limited liability company

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

CRTS, INC.,

an Oklahoma corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

CORRPRO COMPANIES, INC.,

an Ohio corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

CORRPRO COMPANIES INTERNATIONAL, INC.,

a Nevada corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

OCEAN CITY RESEARCH CORP.,

a New Jersey corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

CORRPRO CANADA HOLDINGS, INC.,

a Delaware corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

Aegion Corporation

Credit Agreement

CORRPRO HOLDINGS, L.L.C.,

 a Delaware limited liability company

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

INSITUFORM TECHNOLOGIES, LLC,

a Delaware limited liability company

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

UNITED PIPELINE SYSTEMS, INC.,

a Nevada corporation

By:      /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

BRINDERSON, L.P.,

a California limited partnership

By:     /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

BRINDERSON CONSTRUCTORS INC.,

a California corporation

By:     /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

GENERAL ENERGY SERVICES,

a California corporation

By:     /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

BRINDERSON HOLDINGS, INC.,

a Delaware corporation

By:     /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

Aegion Corporation

Credit Agreement

BRINDERSON SERVICES, LLC,

a Delaware limited liability company

By:     /s/ David F. Morris

Name:   David F. Morris

Title:     SVP and CAO

Aegion Corporation

Credit Agreement

ADMINISTRATIVE

AGENT:                                                                 BANK OF AMERICA, N.A.,

                                                                as Administrative Agent

By:     /s/ Anthony W. Kell

Name:     Anthony W. Kell

Title:     Vice President

LENDERS:                                                             BANK OF AMERICA, N.A.,

as a Lender, Swing Line Lender and L/C Issuer

By:     /s/ Eric A. Escagne

Name:   Eric A. Escagne

Title:     Senior Vice President

JPMORGAN CHASE BANK, n.a.,

as a Lender and L/C Issuer

By:     /s/ Donna B. Kirtian

Name:   Donna B. Kirtian

Title:     Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

as a Lender and L/C Issuer

By:     /s/ Derek L. Martin

Name:   Derek L. Martin

Title:     Senior Vice President

FIFTH THIRD BANK,

as a Lender

By:     /s/ Traci L. Dodson

Name:   Traci L. Dodson

Title:     Vice President

REGIONS BANK,

as a Lender

By:     /s/ John Holland

Name:   John Holland

Title:     Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,

as a Lender

By:     /s/ David Bentzinger

Name:   David Bentzinger

Title:     Senior Vice President

Aegion Corporation

Credit Agreement

COMPASS BANK,

as a Lender

By:     /s/ Alexander Vardaman

Name:   Alexander Vardaman

Title:     Vice President

HSBC BANK USA, N.A.,

as a Lender

By:     /s/ Matthew W. McLaurin

Name:   Matthew W. McLaurin

Title:     Vice President

KEYBANK NATIONAL ASSOCIATION,

as a Lender

By:     /s/ Suzannah Valdivia

Name:   Suzannah Valdivia

Title:     Vice President

BANK OF THE WEST,

as a Lender

By:     /s/ Roger Lumley

Name:   Roger Lumley

Title:     Senior Vice President

BRANCH BANKING AND TRUST COMPANY,

as a Lender

By:     /s/ Max Greer

Name:     Max Greer

Title:     Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Lender

By:     /s/ Stephen Bode

Name:     Stephen Bode

Title:     Senior Vice President

BMO HARRIS BANK, N.A.,

as a Lender

By:     /s/ Shahrokh Shah

Name:     Shahrokh Shah

Title:     Managing Director

Aegion Corporation

Credit Agreement

COMERICA BANK,

as a Lender and L/C Issuer

By:     /s/ Mark J. Leveille

Name:     Mark J. Leveille

Title:     Vice President

NATIONAL BANK OF KUWAIT SAK,

GRAND CAYMAN BRANCH

as a Lender

By:     /s/ Wendy Wanninger

Name:   Wendy Wanninger

Title:     Executive Manager

By:     /s/ Arlette Kittaneh

Name:   Arlette Kittaneh

Title:     Executive Manager

STIFEL BANK & TRUST,

as a Lender

By:     /s/ Matthew L. Diehl

Name:   Matthew L. Diehl

Title:     Senior Vice President

Aegion Corporation

Credit Agreement

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

Letter of Credit #	Beneficiary	Amount in USD	Issue Date	Expiry Date	Currency	LC Issuer

S-769763	Westpac Banking Corporation Sydney	$2,000,000.00	10/26/11	06/30/14	USD	JPMorgan Chase Bank, N.A
705264	CITY OF CHICAGO	$25,000.00	10/26/11	12/31/16	USD	Bank of America
3039594	LIBERTY MUTUAL INSUR	$9,537,834.00	10/26/11	07/01/13	USD	Bank of America
3086245	ROYAL BANK OF CANADA	$300,000.00	10/26/11	01/15/14	USD	Bank of America
S-309192	The Royal Bank of Scotland N.V.	$1,644,907.76	12/16/11	01/31/14	EUR	JPMorgan Chase Bank, N.A
S -336602	Attijariwafa Bank	$1,616,306.89	01/23/12	01/31/14	MAD	JPMorgan Chase Bank, N.A
S-330384	Banque Saudi Fransi	$390,000.00	09/18/12	07/31/13	USD	JPMorgan Chase Bank, N.A
S-391102	JPMORGAN CHASE BANK, N.A.	$1,323,568.34	10/30/12	10/31/13	INR	JPMorgan Chase Bank, N.A
S-320730	DISCOVERY PRODUCERS SERVICES, LLC	$1,336,384.57	02/15/13	01/31/14	USD	JPMorgan Chase Bank, N.A
638650-42	Seabright Insurance Company	$250,000.00	10/30/08	10/30/13	USD	Comerica Bank
623687-42	Seabright Insurance Company	$236,000.00	10/25/06	10/25/13	USD	Comerica Bank
595136-42	National Union Fire Insurance Co of Pittsburgh, PA et al.	$46,600.00	09/09/03	8/31/14	USD	Comerica Bank

1

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage of Revolving Commitment	Term Loan Commitment	Applicable Percentage of Term Loan Commitment
Bank of America, N.A.	$41,538,461.51	13.846153836%	$33,461,538.49	9.560439569%
JPMorgan Chase Bank, N.A.	$32,307,692.31	10.769230770%	$37,692,307.69	10.769230769%
U.S. Bank National Association	$32,307,692.31	10.769230770%	$37,692,307.69	10.769230769%
Fifth Third Bank	$23,076,923.08	7.692307693%	$26,923,076.92	7.692307691%
Regions Bank	$23,076,923.08	7.692307693%	$26,923,076.92	7.692307691%
PNC Bank, National Association	$23,076,923.08	7.692307693%	$26,923,076.92	7.692307691%
Compass Bank	$23,076,923.08	7.692307693%	$26,923,076.92	7.692307691%
HSBC Bank USA, N.A.	$23,076,923.08	7.692307693%	$26,923,076.92	7.692307691%
KeyBank National Association	$13,846,153.85	4.615384617%	$16,153,846.15	4.615384614%
Bank of the West	$13,846,153.85	4.615384617%	$16,153,846.15	4.615384614%
Branch Banking and Trust Company	$13,846,153.85	4.615384617%	$16,153,846.15	4.615384614%
Wells Fargo Bank, National Association	$11,538,461.54	3.846153847%	$13,461,538.46	3.846153846%
BMO Harris Bank, N.A.	$11,538,461.54	3.846153847%	$13,461,538.46	3.846153846%
Comerica Bank	$6,923,076.92	2.307692307%	$8,076,923.08	2.307692309%
National Bank of Kuwait SAK, Grand Cayman Branch	$6,923,076.92	2.307692307%	$8,076,923.08	2.307692309%
Stifel Bank & Trust	$0.00	0.000000000%	$15,000,000.00	4.285714286%
TOTAL	$300,000,000	100.000000000%	$350,000,000	100.000000000%

2

SCHEDULE 6.05

DISPOSITIONS AND ACQUISITIONS

1.	The sale of Equity Interests of Insituform Rohrsanierungstechniken GmbH On June 26, 2013.

2.	The wind down or dissolution of Bayou Welding Works.

3

SCHEDULE 6.10

INSURANCE

See Attached.

4

SCHEDULE 6.10

AEGION CORPORATION INSURANCE

TYPE	CARRIER	POLICY #	EXPIRATION DATE	AMOUNT	DEDUCTIBLE (if SIR, identified)
General Liability (other than Corrpro Companies)	Liberty Mutual Fire Insurance Co.	*****	*****	*****	*****
General Liability- Corrpro Companies	XL Specialty Insurance Company	*****	*****	*****	*****
Automobile	Liberty Mutual Fire Insurance Co.	*****	*****	*****	*****
Worker’s Compensation- Deductible	Liberty Insurance Corporation	*****	*****	*****	*****
Worker’s Compensation- Retro	Liberty Insurance Corporatio	*****	*****	*****	*****

5

TYPE	CARRIER	POLICY #	EXPIRATION DATE	AMOUNT	DEDUCTIBLE (if SIR, identified)
Worker’s Compensation- Bayou Coatings	Liberty Insurance Corporatio	*****	*****	*****	*****
Umbrella Liability	American Guarantee & Liability Ins. Co.	*****	*****	*****	*****
Excess Liability	Allied World National Assurance Co.	*****	*****	*****	*****
Excess Liability	St. Paul Fire & Marine Ins. Co.	*****	*****	*****	*****
Excess Liability	Axis Surplus Lines Insurance Co.	*****	*****	*****	*****
Excess Liability	Liberty Insurance Underwriters, Inc.	*****	*****	*****	*****
Pollution Legal Liability	Indian Harbor Insurance Co.	*****	*****	*****	*****
Contractors Pollution Liability (other than Corrpro and Fibrwrap)	Indian Harbor Insurance Co.	*****	*****	*****	*****
Environmental Pollution & Professional Liability- Corrpro	Indian Harbor Ins. Co.	*****	*****	*****	*****

TYPE	CARRIER	POLICY #	EXPIRATION DATE	AMOUNT	DEDUCTIBLE (if SIR, identified)
Excess Environmental Pollution & Professional Liability- Corrpro	Evantson Ins. Co.	*****	*****	*****	*****
Environmental Pollution & Professional Liability- Fibrwrap	Indian Harbor Ins. Co.	*****	*****	*****	*****

6

Marine Liability	Starr Indemnity & Liability Company	*****	*****	*****	*****
Protection & Indemnity and Hull Coverage- “Little John” & “Carolina Skiff”	Starr Indemnity & Liability Company	*****	*****	*****	*****
Excess Marine Liability	Starr Indemnity & Liability Company	*****	*****	*****	*****
Excess Marine Liability	Lloyd’s of London	*****	*****	*****	*****
Excess Marine Liability	Lloyd’s of London	*****	*****	*****	*****
Watercraft Pollution Liability- “Little John”	Water Quality Ins. Syndicate	*****	*****	*****	*****

7

TYPE	CARRIER	POLICY #	EXPIRATION DATE	AMOUNT	DEDUCTIBLE (if SIR, identified)
Non-Owned Aircraft Liability	Catlin Insurance Co.	*****	*****	*****	*****
Property	Axis Insurance Co.	*****	*****	*****	*****
Flood-NFIP- Corrpro- Kent, WA	Hartford Ins. Co. of the Midwest	*****	*****	*****	*****
Flood-NFIP-Corrpro- Ocean City, NJ	Hartford Ins Co. of the Midwest	*****	*****	*****	*****

TYPE	CARRIER	POLICY #	EXPIRATION DATE	AMOUNT	DEDUCTIBLE (if SIR, identified)
Boiler & Machinery	Travelers Property Casualty Co of America	*****	*****	*****	*****
Contractors Equipment & Installation Floater	AGCS Marine Insurance Co.	*****	*****	*****	*****
Ocean Cargo	Starr Indemnity Ins. Co.	*****	*****	*****	*****
Employed Lawyers Professional Liability	Executive Risk Indemnity Inc.	*****	*****	*****	*****
Directors & Officers Liability-Primary	Chubb	*****	*****	*****	*****

TYPE	CARRIER	POLICY #	EXPIRATION DATE	AMOUNT	DEDUCTIBLE (if SIR, identified)
Directors & Officers Liability- Excess	Axis	*****	*****	*****	*****
Directors & Officers Liability- Excess	Beazley	*****	*****	*****	*****

8

Directors & Officers Liability- Excess	Navigators	*****	*****	*****	*****
Directors & Officers Liability- Excess-Broad Form A	ACE	*****	*****	*****	*****
Directors & Officers Liability- Excess-Broad Form A	CNA	*****	*****	*****	*****
Employment Practices Liability	Chubb	*****	*****	*****	*****
Fiduciary Liability	Chubb	*****	*****	*****	*****
Special Crime (K&R)	HCC Ins. Holdings	*****	*****	*****	*****
Crime	CNA	*****	*****	*****	*****

9

SCHEDULE 6.13

SUBSIDIARIES

Company Name	Place of Formation	Equity Interests Outstanding	Ownership	Outstanding Options, Warrants, Rights of Conversion or Purchase
Bayou Perma-Pipe Canada, Ltd.	Alberta, Canada	1,000 shares	United Pipeline Systems Limited owns 51% of shares	None
Bayou Wasco Insulation, LLC	Delaware	100 Units	Energy & Mining Holding Co., LLC owns 51% of shares	None
Brinderson, L.P.	California	13,360,035 Class A Units; 1,999,291 Class B Units	Following the Brinderson Acquisition, General Energy Services will own a 4% GP interest and Brinderson Services, LLC will own a 96% LP interest	None
Brinderson Constructors Inc.	California	1,000 shares	Following the Brinderson Acquisition, Energy & Mining Holding Company, LLC will own 100% of shares	None
Brinderson Holdings, Inc.	DE	N/A	Following the Brinderson Acquisition, Energy & Mining Holding Company, LLC will own 100% of shares	None
Brinderson Services, LLC	DE	N/A	Following the Brinderson Acquisition, General Energy Services will own 100% of shares	None
Commercial Coating Services International, LLC	Texas	100% member interest	The Bayou Companies, LLC 100% of shares	None

10

Corrpower International Limited	Saudi Arabia	20,000 shares	Corrpro Canada, Inc. owns 70% of shares	None
Corrpro Canada Holdings, Inc.	Delaware	1,000 shares	Corrpro Companies, Inc. owns 100% of shares	None
Corrpro Canada, Inc.	Alberta, Canada	10,000,001 shares	Insituform Technologies CV owns 90% of shares (9,000,000 shares); Corrpro Holdings, LLC 10% of shares (1,000,001 shares)	None
Corrpro Companies C.A.	Venezuela	1,000 shares	Corrpro Canada Holdings, Inc. owns 99.99% of shares	None
Corrpro Companies Engineering Limited	United Kingdom	N/A	Corrpro Companies, Inc. owns 100% of shares	None
Corrpro Companies Europe Ltd.	United Kingdom	185,327 Ordinary A shares and 52,387 Ordinary B shares	Wilson Walton Group Ltd. owns 100% of shares	None
Corrpro Companies International, Inc.	Nevada	100 shares	Corrpro Companies, Inc. owns 100% of shares	None
Corrpro Companies, Inc.	Ohio	100 shares of common stock	Aegion Corporation owns 100% of shares	None
Corrpro Holdings LLC	Delaware	710 shares of common stock	Corrpro Canada Holdings, Inc. owns 100% of shares	None
CRTS, Inc.	Oklahoma	10,000 shares of capital stock	Energy & Mining Holding Company, LLC owns 100% of shares	None
Delta Double Jointing, LLC	Delaware	100 units	The Bayou Companies, LLC owns 59% of shares; Bayou Coating, L.L.C. owns 41% of shares	None
Energy & Mining Holding Company, LLC	Delaware	100 shares of common stock	Aegion Corporation owns 100% of shares	None
Fibrwrap Construction Chile S.A.	Chile	5,000 shares	Fibrwrap Construction LatinAmerica, S.A. owns 55% of shares	None

11

Fibrwrap Construction Columbia S.A.S.	Columbia	175,000 shares	Fibrwrap Construction LatinAmerica, S.A. owns 100% of shares	None
Fibrwrap Construction LatinAmerica, S.A.	Panama	250 shares	Fyfe International Holdings B.V. owns 100% of shares	None
Fibrwrap Construction Peru S.A.C.	Peru	3,000 shares	Fibrwrap Construction LatinAmerica, S.A. owns 51% of shares	None
Fibrwrap Construction Pte Ltd	Singapore	1,000,000 shares	Fyfe International Holdings B.V. owns 100% of shares	None
Fibrwrap Construction Services Ltd.	British Columbia, Canada	100 common shares	Infrastructure Group Holdings, LLC owns 100% of shares	None
Fibrwrap Construction Services USA, Inc.	Delaware	100 shares of capital stock	Infrastructure Group Holdings, LLC owns 100% of shares	None
Fibrwrap Construction Services, Inc.	Delaware	100 shares of capital stock	Infrastructure Group Holdings, LLC owns 100% of shares	None
Fibrwrap Construction (M) Sdn Bhd	Malaysia	100,000 shares	Fyfe Asia Pte. Ltd. owns 100% of shares	None
Fyfe Asia Pte. Ltd.	Singapore	1,000,000 shares	Fyfe International Holdings B.V. owns 100% of shares	None
Fyfe Borneo Sdn Bhd	Brunei	100,000 shares	Fyfe Asia Pte. Ltd. owns 51% of shares (51,000 shares)	None
Fyfe Co. LLC	Delaware	100 shares of common stock	Infrastructure Group Holdings, LLC owns 100% of shares	None
Fyfe (Hong Kong) Limited	Hong Kong, China	1,000,000 shares	Fyfe International Holdings B.V. owns 63.3% of shares (633,000 shares) and Fyfe Asia Pte. Ltd. owns 36.7% of shares (367,000 shares)	None
Fyfe International Holdings B.V.	Netherlands	18,000 shares authorized	Insituform C.V. owns 100% of shares	None
Fyfe Japan Co. Ltd	Japan	200,000 shares	Fyfe Asia Pte. Ltd. owns 100% of shares	None

12

Fyfe LatinAmerica S.A.	Panama	100 common shares	Fyfe International Holdings B.V. owns 100% of shares	None
Fyfe – Latin America, S.A. de C.V.	El Salvador	175 sharesf	Fyfe International Holdings B.V. owns 174 shares and Infrastructure Group Holdings, LLC owns 1 share	None
General Energy Services	California	500,000 shares	Following the Brinderson Acquisition, Brinderson Holdings, Inc. will own 100% of shares	None
Grupo Meltzer Fibrwrap Costa Rica S.A.	Costa Rica	100 shares	Fibrwrap Construction LatinAmerica, S.A. owns 51% of shares	None
Harcotec de Mexico S.A. de C.V.	Mexico	100 shares of common stock	Corrpro Companies, Inc. owns 100% of shares	None
Hockway Middle East FZE	United Arab Emirates	12 shares	Insituform Technologies Netherlands B.V. owns 100% of shares	None
INA Acquisition Corp.	Delaware	1,000 shares of common stock	Aegion Corporation owns 100% of shares	None
Infrastructure Group Holdings, LLC	Delaware	100 shares of common stock	Aegion Corporation owns 100% of shares	None
Insitu Envirotech (S.E. Asia) Pte. Ltd.	Singapore	3,000,000 shares	Insituform Technologies Netherlands B.V. owns 100% of shares	None
Insituform Asia Limited	Hong Kong, China	225,214 ordinary shares	Insituform Technologies Netherlands B.V. owns 100% of shares	None
Insituform Belgium N.V.	Belgium	111,000 shares	Insituform Holdings (UK) Limited owns 110,999 shares; Insituform Rioolrenovatietechnieken B.V. owns 1 share	None

13

Insituform CV	The Netherlands	.62% LP interest and 99.38% GP interest	Aegion Corporation owns 0.62% Limited Partnership interest; Insituform Technologies CV owns 99.38% General Partnership interest	None
Insituform Cyprus Limited	Cyprus	2,000 ordinary shares	Insituform Technologies Limited [Canada] owns 100% of shares	None
Insituform Europe SAS	France	Capital of 38,200 Euros	Insituform Cyprus Limited owns 100% of shares	None
Insituform Holdings (UK) Limited	United Kingdom	181,377 ordinary shares	Insituform Holdings B.V. owns 100% of shares	None
Insituform Holdings B.V.	The Netherlands	1 Common share; 1 Preferred share	Insituform Technologies Netherlands B.V. owns 1 Common share; Insituform Cyprus Limited owns 1 Preferred share	None
Insituform Hong Kong Limited	Hong Kong, China	1,000 shares	Insituform Technologies Netherlands B.V. owns 100% of shares	None
Insituform Limited Partnership	New Brunswick, Canada	99.99% GP interest; .01% LP interest	Insituform Technologies Netherlands B.V. owns 99.99% General Partnership interest; Insituform Holdings B.V. owns 0.01% Limited Partnership interest	None
Insituform Linings Asia Sdn Bhd	Malaysia	100,000 ordinary shares	Insituform Singapore Pte. Ltd. owns 100% of shares	None
Insituform Linings Ltd.	United Kingdom	68,000 shares	Insituform Holdings (UK) Limited owns 100% of shares	None
Insituform Pacific Pty Limited	Australia	5,218,085 ordinary shares	Insituform Technologies Netherlands B.V. owns 100% of shares	None

14

Insituform Pipeline Rehabilitation Private Limited	India	22,196,798 shares	Insituform Technologies, LLC owns 22,196,698 shares and INA Acquisition Corp. owns 100 shares	None
Insituform Rioolrenovatietechnieken B.V.	The Netherlands	18,151.21 shares	Insituform Cyprus Limited owns 100% of shares	None
Insituform Singapore Pte. Ltd.	Singapore	6,233,873 ordinary shares	Insituform Technologies Netherlands B.V. owns 100% of shares	None
Insituform sp. z o.o.	Poland	100 shares	Insituform Holdings (UK) Limited owns 100% of shares	None
Insituform SPML JV	India	Membership Interest	Insituform Technologies, LLC owns 99.9% of shares	None
Insituform Technologies CV	The Netherlands	.5% LP interest and 99.5% GP interest	Aegion Corporation owns 0.5% Limited Partnership interest; INA Acquisition Corp. owns 99.5% General Partnership interest	None
Insituform Technologies Iberica SA	Spain	N/A	INA Acquisition Corp. owns 100% of shares	None
Insituform Technologies Limited	Alberta, Canada	300 Common shares; 1,127,801 Class A Preferred shares; 500 Special shares	Insituform Technologies Netherlands B.V. owns 300 Common shares & 1,127,801 Class A Preferred shares; INA Acquisition Corp. owns 500 Special shares	None
Insituform Technologies Limited	United Kingdom	1,000,000 shares	Insituform Holdings (UK) Limited owns 100% of shares	None
Insituform Technologies, LLC	Delaware	1 share	Aegion Corporation owns 100% of interests	None
Insituform Technologies Netherlands B.V.	The Netherlands	18,001 shares	Insituform CV owns 100% of shares	None
Insituform Technologies USA, LLC	Delaware	1,000 shares	Insituform Technologies, LLC owns 100% of shares	None

15

ITI International Services Canada Ltd.	Alberta, Canada	100 shares of capital stock	Insituform Technologies Limited owns 100% of shares	None
ITI International Services, Inc.	Delaware	100 shares	Aegion Corporation owns 100% of shares	None
KA-TE Insituform AG	Switzerland	100 shares	Insituform Holdings B.V. owns 100% of shares	None
Kinsel Industries, Inc.	Texas	100 shares of capital stock	Aegion Corporation owns 100% of shares	None
Mississippi Textiles Corporation	Mississippi	10 shares of capital stock	Aegion Corporation owns 100% of shares	None
Nu Pipe Limited	United Kingdom	1,000 ordinary shares	Insituform Holdings (UK) Limited owns 100% of shares	None
Ocean City Research Corp.	New Jersey	1,000 shares	Corrpro Companies, Inc. owns 100% of shares	None
PT Fyfe Fibrwrap Indonesia	Indonesia	2,000 shares	Fyfe Asia Pte. Ltd. owns 55% of shares (1,100 shares)	None
Sewer Services Limited	United Kingdom	10,000 shares	Insituform Holdings (UK) Limited owns 100% of shares	None
Specialized Fabrics, LLC	Washington	100 shares	Fyfe Co. LLC owns 100% of shares	None
Technologies & Art Pte. Ltd.	Singapore	2 ordinary shares	Fyfe Asia Pte. Ltd. owns 100% of shares	None
The Bayou Companies, LLC	Delaware	100 shares of capital stock	Aegion Corporation owns 100% of shares	None
United Pipeline de Mexico S.A. de C.V.	Mexico	50,000 shares of capital stock	INA Acquisition Corp. owns 55% of shares	None
United Pipeline Middle East, Inc.	Delaware	100 shares of capital stock	Energy & Mining Holding Company, LLC owns 100% of shares	None
United Pipeline Systems, Inc.	Nevada	100 shares of capital stock	Energy & Mining Holding Company, LLC owns 100% of shares	None

16

United Pipeline Systems International, Inc.	Delaware	100 shares of capital stock	Energy & Mining Holding Company, LLC owns 100% of shares	None
United Pipeline Systems Limited	Alberta, Canada	100 shares	Insituform Technologies Netherlands B.V. owns 100% of shares	None
United Pipelines Inversiones Limitada	Chile	Member interests	Insituform Technologies, LLC owns 60% of shares; INA Acquisition Corp. owns 40% of shares	None
United Pipelines SRL	Argentina	1,200 quotas	United Pipelines Inversiones Limitada owns 90% of shares; Insituform Technologies Netherlands B.V. owns 10% of shares	None
United Sistema de Tuberias Limitada	Chile	100% member interest	Insituform Technologies, LLC owns 60% of shares; INA Acquisition Corp. owns 40% of shares	None
United Sistemas de Revestimento em Tubulações Ltda.	Brazil	503.75 quotas	Insituform Holdings B.V. owns 1% shares; Insituform Technologies Netherlands B.V. owns 99% shares	None
United Special Technical Services LLC	Oman	800,000 shares	Insituform Technologies Netherlands B.V. owns 51%	None
UPS-APTec Limited	United Kingdom	642,400 ordinary shares	United Pipeline Systems International, Inc. owns 51% of shares	None
Video Injection - Insituform SAS	France	1,000 shares	Insituform Cyprus Limited owns 100% of shares	None
Wilson Walton Anti Corrosivos Ltd.	Portugal	N/A	Wilson Walton Group Ltd. owns 100% of shares	None
Wilson Walton Group Ltd.	United Kingdom	40,462.5 ordinary shares and 19,500 preferred ordinary	Corrpro Companies, Inc. owns 100% of shares	None
Wilson Walton Overseas Holding Limited	United Kingdom	N/A	Wilson Walton Group Ltd. owns 100% of shares	None

17

SCHEDULE 6.17

INTELLECTUAL PROPERTY

U.S. Patents

Issued Patents

Patent Owner	Title	Patent No.	Issue Date
Corrpro Companies, Inc.	CATHODIC PROTECTION SYSTEM	6,315,876	11/13/2001
Corrpro Companies, Inc.	COMPOSITE ANODE ELECTROLYTE PIPE SECTION AND METHOD OF MAKING AND FORMING A PIPELINE AND APPLYING CATHODIC PROTECTION TO THE PIPELINE	6,238,545	5/29/2001
Corrpro Companies, Inc.	REFERENCE CELL	6,187,161	2/13/2001
Corrpro Companies, Inc.	SACRIFICIAL ANODE FOR CATHODIC PROTECTION AND ALLOY THEREFORE	6,673,309	1/6/2004
CRTS, Inc.	INTERNAL FIELD JOINT INSPECTION ROBOT (CRTS)	7,077,020	7/18/2006
FYFE CO. LLC	ANCHOR AND METHOD FOR REINFORCING A STRUCTURE (Fyfe)	7,207,149	4/24/2007
FYFE CO. LLC	BLAST RESISTANT PREFABRICATED WALL UNITS (Fyfe)	7,406,806	8/5/2008
FYFE CO. LLC	BLAST-RESISTANT BUILDING (Fyfe)	6,138,420	10/31/2000
FYFE CO. LLC	CONNECTOR FOR REINFORCING THE ATTACHMENT AMONG STRUCTURAL COMPONENTS (Fyfe)	7,574,840	8/18/2009
FYFE CO. LLC	CONNECTOR FOR REINFORCING THE ATTACHMENT AMONG STRUCTURAL COMPONENTS (Fyfe)	7,930,863	4/26/2011
FYFE CO. LLC	FABRIC REINFORCED BEAM AND COLUMN CONNECTIONS (Fyfe/Hexcel)	5,657,595	8/19/1997
FYFE CO. LLC	FABRIC REINFORCED CONCRETE COLUMNS (Fyfe/Hexcel)	5,607,527	3/4/1997
FYFE CO. LLC	METHOD FOR REPAIRING STEEL-REINFORCED CONCRETE STRUCTURE (FYFE)	7,306,687	12/11/2007
FYFE CO. LLC	METHOD OF EXTERNALLY STRENGTHENING CONCRETE COLUMNS WITH FLEXIBLE STRAP OF RENFORCING MATERIAL (Fyfe/Hexcel)	6,219,991	4/24/2001
FYFE CO. LLC	REINFORCEMENT OF STRUCTURES IN HIGH MOISTURE ENVIRONMENTS (Fyfe)	5,925,579	7/20/1999
FYFE CO. LLC	REPAIR JACKET FOR PILINGS AND METHOD (Fyfe)	7,300,229	11/27/2007
FYFE CO. LLC	STAY-IN-PLACE FORM (Fyfe)	6,295,782	10/2/2001

18

FYFE CO. LLC	STAY-IN-PLACE FORM (Fyfe)	6,878,323	4/12/2005
FYFE CO. LLC	SYSTEM AND METHOD FOR INCREASING THE SHEAR STRENGTH OF A STRUCTURE (Fyfe)	7,980,033	7/19/2011
FYFE CO. LLC	SYSTEM FOR REINFORCING STRUCTURE USING SITE-CUSTOMIZED MATERIALS (Fyfe)	7,946,088	5/24/2011
FYFE CO. LLC	VEST (Fyfe)	D455,537	4/16/2002
FYFE CO. LLC	HIGH STRENGTH FABRIC REINFORCED WALLS (Fyfe/Hexcel)	5,649,398	7/22/1997
FYFE CO. LLC	FABRIC REINFORCED PIPE (Fyfe)	5,931,198	8/3/1999
INA Acquisition Corp.	APPARATUS FOR INSTALLATION OF LINING WITH SEALING COLLAR	5,975,878	11/2/1999
INA Acquisition Corp.	APPARATUS FOR INSTALLING A FLEXIBLE CURED IN PLACE LATERAL SEAL IN AN EXISTING MAIN PIPELINE	6,029,726	2/29/2000
INA Acquisition Corp.	APPARATUS FOR INSTALLING A FLEXIBLE CURED IN PLACE LATERAL SEAL IN AN EXISTING MAIN PIPELINE	6,520,719	2/18/2003
INA Acquisition Corp.	COMPACT APPARATUS FOR EVERTING A LINER	5,597,353	1/28/1997
INA Acquisition Corp.	CURED IN PLACE LATERAL SEAL FOR RELINING OF PIPELINES AND METHOD OF MANUFACTURE	5,915,419	6/29/1999
INA Acquisition Corp.	CURED IN PLACE LATERAL SEAL FOR RELINING OF PIPELINES AND METHOD OF MANUFACTURE	6,044,867	4/4/2000
INA Acquisition Corp.	CURED IN PLACE LINER WITH EVERTED OUTER IMPERMEABLE LAYER AND METHOD OF MANUFACTURE	7,857,932	12/28/2010
INA Acquisition Corp.	Preparation of cured in place liner with integral inner impermeable layer	7,261,788	8/28/2007
INA Acquisition Corp.	DUAL CONTAINMENT PIPE AND METHOD OF INSTALLATION	5,546,992	8/20/1996
INA Acquisition Corp.	DUAL CONTAINMENT PIPE AND METHOD OF INSTALLATION	5,743,299	4/28/1998
INA Acquisition Corp.	DUAL CONTAINMENT PIPE AND METHOD OF INSTALLATION	5,778,938	7/14/1998
INA Acquisition Corp.	DUAL CONTAINMENT PIPE SYSTEM AND METHOD OF INSTALLATION	5,971,029	10/26/1999
INA Acquisition Corp.	DUAL CONTAINMENT PIPE SYSTEM AND METHOD OF INSTALLATION	6,123,110	9/26/2000
INA Acquisition Corp.	DUAL GLAND AIR INVERSION AND STEAM CURE OF CURED IN PLACE LINER	8,066,499	11/29/2011
INA Acquisition Corp.	DUAL GLAND AIR INVERSION AND STEAM CURE OF CURED IN PLACE LINER	8,038,913	10/18/2011
INA Acquisition Corp.	DUAL SIDED APPARATUS FOR CUTTING OPENINGS IN LINED CONDUITS	5,960,882	10/5/1999

19

INA Acquisition Corp.	EXHAUST AND/OR CONDENSATE PORT FOR CURED IN PLACE LINERS AND INSTALLATION METHODS AND APPARATUS	8,083,975	12/27/2011
INA Acquisition Corp.	FIBER REINFORCED COMPOSITE LINER FOR LINING AN EXISTING CONDUIT	6,708,729	3/23/2004
INA Acquisition Corp.	FIBER REINFORCED COMPOSITE LINER FOR LINING AN EXISTING CONDUIT	6,923,217	8/2/2005
INA Acquisition Corp.	FIBER REINFORCED COMPOSITE LINER FOR LINING AN EXISTING CONDUIT	6,932,116	8/23/2005
INA Acquisition Corp.	FLEXIBLE LINING WITH FLEXIBLE COLLAR FOR LINING LATERAL PIPELINES	6,337,114	1/8/2002
INA Acquisition Corp.	FLOWTHROUGH APPARATUS AND METHOD FOR LINING OF PIPELINES	5,736,166	4/7/1998
INA Acquisition Corp.	FOR IMPROVEMENTS IN CORPORATION STOP ASSEMBLY	5,737,822	4/14/1998
INA Acquisition Corp.	FOR IMPROVEMENTS IN CORPORATION STOP ASSEMBLY	5,655,283	8/12/1997
INA Acquisition Corp.	FORMING A FLANGE ON A TUBULAR MEMBER LINED WITH A THERMOPLASTIC LINER AND A FLANGE LINED TUBULAR MEMBER	6,176,525	1/23/2001
INA Acquisition Corp.	HOLDBACK GROMMET FOR INSTALLATION OF CURED IN PLACE PIPE	8,069,532	12/6/2011
INA Acquisition Corp.	IMPROVEMENT RELATING TO THE LINING OF PIPELINES OR PASSAGEWAYS	5,692,543	12/2/1997
INA Acquisition Corp.	INSTALLATION OF CURED IN PLACE LINER WITH INNER IMPERMEABLE LAYER AND APPARATUS	7,112,254	9/26/2006
INA Acquisition Corp.	INSTALLATION OF CURED IN PLACE LINERS WITH AIR AND FLOW-THROUGH STEAM TO CURE	7,766,048	8/3/2010
INA Acquisition Corp.	INSTALLATION OF CURED IN PLACE LINERS WITH AIR AND STEAM AND INSTALLATION APPARATUS	6,708,728	3/23/2004
INA Acquisition Corp.	INSTALLATION OF CURED IN PLACE LINERS WITH AN ENDLESS REUSABLE INFLATION BLADDER AND INSTALLATION APPARATUS	6,682,668	1/27/2004
INA Acquisition Corp.	INSTALLATION OF LATERAL LININGS WITH SEALING COLLAR FROM THE MAIN PIPELINE OUT	6,899,832 C2	12/13/2011
INA Acquisition Corp.	INSTALLATION OF LATERAL LININGS WITH SEALING COLLAR FROM THE MAIN PIPELINE OUT	5,624,629	4/29/1997
INA Acquisition Corp.	LINING OF "TEES" AND "WYES" IN PIPELINES OR PASSAGEWAYS	5,927,341	7/27/1999
INA Acquisition Corp.	LINING OF PIPELINES OR PASSAGEWAYS USING A PUSH ROD ADHERED TO ROD AND LINER	6,146,491	11/14/2000

20

INA Acquisition Corp.	LINING OF PIPELINES WITH A FLEXIBLE LINING INCLUDING A HEAT CURABLE RESIN BY CURING IN STAGES	6,354,330	3/12/2002
INA Acquisition Corp.	METHOD AND APPARATUS FOR SEALED END FOR CURED IN PLACE PIPE LINERS	5,919,327	7/6/1999
INA Acquisition Corp.	METHOD FOR EVERTING A LINER USING A COMPACT APPARATUS	5,942,183	8/24/1999
INA Acquisition Corp.	METHOD FOR LINING OF LATERAL PIPELINES WITH FLOW-THROUGH APPARATUS	6,001,212	12/14/1999
INA Acquisition Corp.	METHOD OF ACCURATE TRENCHLESS INSTALLATION OF UNDERGROUND PIPE	6,682,264	1/27/2004
INA Acquisition Corp.	METHOD OF ACCURATE TRENCHLESS INSTALLATION OF UNDERGROUND PIPE	6,953,306	10/11/2005
INA Acquisition Corp.	METHOD OF INSTALLATION OF A FLEXIBLE CURED IN PLACE LATERAL SEAL IN AN EXISTING MAIN PIPELINE	6,068,725	5/30/2000
INA Acquisition Corp.	METHOD OF INSTALLATION OF A FLEXIBLE RESIN IMPREGNABLE TUBULAR PIPELINER USING AN INTEGRAL GROMMET	6,103,046	8/15/2000
INA Acquisition Corp.	METHOD OF LINING PIPELINES WITH FLOWTHROUGH APPARATUS AND LINER	6,093,363	7/25/2000
INA Acquisition Corp.	PANEL LINER AND METHOD OF MAKING SAME	7,018,577	3/28/2006
INA Acquisition Corp.	PRESSURIZED BLADDER CANNISTER FOR AIR AND STEAM INSTALLATION OF CURED IN PLACE PIPE	6,539,979	4/1/2003
INA Acquisition Corp.	PRESSURIZED BLADDER CANNISTER FOR AIR AND STEAM INSTALLATION OF CURED IN PLACE PIPE	6,679,293	1/20/2004
INA Acquisition Corp.	PRESSURIZED BLADDER CANNISTER FOR AIR AND STEAM INSTALLATION OF CURED IN PLACE PIPE	6,969,216	11/29/2005
INA Acquisition Corp.	REHABILITATION OF PIPELINES AND PASSAGEWAYS WITH A FLEXIBLE LINER USING AN INFLATABLE BLADDER	5,706,861	1/13/1998
INA Acquisition Corp.	REINSTATEMENT OF AN EXISTING CONNECTION IN A LINED CONDUIT	8,015,695	9/13/2011
INA Acquisition Corp.	REPLACEMENT PIPE FOR INSTALLATION IN AN EXISTING CONDUIT	6,089,275	7/18/2000
INA Acquisition Corp.	RESIN IMPREGNATION TOWER FOR CURED IN PLACE LINER	7,238,251	7/3/2007
INA Acquisition Corp.	REUSABLE INVERSION SLEEVE ASSEMBLY FOR INVERSION OF CURED IN PLACE LINERS	7,866,968	1/11/2011
INA Acquisition Corp.	SEALED INVERSION LINER FOR LINING AN EXISTING PIPELINE OR CONDUIT	6,117,507	9/12/2000
INA Acquisition Corp.	STEAM CURE OF CURED IN PLACE LINER	7,108,456	9/19/2006
INA Acquisition Corp.	STEAM CURE OF CURED IN PLACE LINER	7,360,559	4/22/2008

21

INA Acquisition Corp.	TURNBACK PROTECTION FOR INSTALLATION OF CURED IN PLACE LINERS	6,612,340	9/2/2003
INA Acquisition Corp. Daniel Contractors Limited	SEALING METHODS (Daniel Contractors)	7,707,704	5/4/2010
United Pipeline Systems, Inc.	ANNULAR FLUID MANIPULATION IN LINED TUBULAR SYSTEMS TO ENHANCE COMPONENT MECHANICAL PROPERTIES AND FLOW INTEGRITY (UPS)	6,601,600	8/5/2003
United Pipeline Systems, Inc.	ANNULAR FLUID MANIPULATION IN LINED TUBULAR SYSTEMS (UPS)	6,634,388	10/21/2003
United Pipeline Systems, Inc.	INSERTION OF LINERS INTO HOST TUBULARS BY FLUID INJECTION (UPS)	6,523,574	2/25/2003
United Pipeline Systems, Inc.	LOW TURBULENCE JOINT FOR LINED SLURRY PIPELINE (UPS)	5,573,282	11/12/1996

Pending Applications

Patent Owner	Title	Appl. No.	Filing Date
Commercial Coating Services International, LLC	PIPE COATING INSPECTION RING (CCSI)	61/793,458	3/15/2013
CRTS, Inc.	INTERNAL PIPE COATING INSPECTION ROBOT (CRTS)	13/084,035	4/11/2011
CRTS, Inc.	PIPELINE INTERNAL FIELD JOINT CLEANING, COATING, AND INSPECTION ROBOT (CRTS)	13/183,237	7/14/2011
FYFE CO. LLC	FLOOD WALLS (Fyfe)	12/806,925	8/24/2010
FYFE CO. LLC	HIGH STRENGTH LINER AND METHOD OF USE (Fyfe)	61/752,262	1/14/2013
FYFE CO. LLC	METHOD OF REINFORCING A COLUMN POSITIONED PROXIMATE A BLOCKING STRUCTURE (Fyfe)	61/772,488	3/4/2013
FYFE CO. LLC	METHODS OF REINFORCING STRUCTURES AGAINST BLAST EVENTS (Fyfe)	12/715,101	3/1/2010
FYFE CO. LLC	SYSTEM AND METHOD OF REINFORCING SHAPED COLUMNS (Fyfe)	12/932,446	2/24/2011
FYFE CO. LLC	SYSTEMS AND METHODS FOR PROTECTING CABLES AND OTHER STRUCTURAL MEMBERS (Fyfe)	13/195,789	8/1/2011
FYFE CO. LLC	SYSTEMS AND METHODS OF REINFORCING A PIPE USING FIBER BUNDLES (Fyfe)	12/709,388	2/19/2010
INA Acquisition Corp.	AIR INVERSION AND STEAM CURE OF CURED IN PLACE LINERS APPARATUS AND METHOD	13/693,972	12/4/2012
INA Acquisition Corp.	AIR INVERSION AND STEAM CURE OF CURED IN PLACE LINERS APPARATUS AND METHOD	11/411,213	4/24/2006

22

INA Acquisition Corp.	CURED IN PLACE LINER SYSTEM AND INSTALLATION METHODS	13/185,143	7/18/2011
INA Acquisition Corp.	ROBOT FOR USE IN PASSAGEWAY HAVING OBLONG SECTION	13/468,780	5/10/2012
INA Acquisition Corp.	WEDGE TYPE PLUG AND METHOD OF LINING A PIPE	13/071,260	3/24/2011
United Pipeline Systems, Inc.	WELDED JOINT FOR LINED PIPE AND COMPONENTS THEREOF (UPS)	12/681,883	4/6/2010

U.S. Trademarks

Registered Marks

Trademark Owner	Mark	Reg. No.	Reg. Date
Brinderson, L.P.	BRINDERSON	4,134,463	5/1/2012
Corrpro Companies, Inc.	cci (Stylized)	2,501,468	10/30/2001
Corrpro Companies, Inc.	CENTAP	1,175,950	11/3/1981
Corrpro Companies, Inc.	CORRFLEX	3,268,787	7/24/2007
Corrpro Companies, Inc.	CORRPOWER	2,449,774	5/8/2001
Corrpro Companies, Inc.	corrpro	2,545,934	3/12/2002
Corrpro Companies, Inc.	CORRSPRAY	2,963,632	6/28/2005
Corrpro Companies, Inc.	CorrVision	3,730,303	12/29/2009
Corrpro Companies, Inc.	Green Rectifier	3,949,452	2/16/2011
Corrpro Companies, Inc.	MTCF	1,966,521	4/9/1996
Corrpro Companies, Inc.	Permacell	1,105,957	11/14/1978
Corrpro Companies, Inc.	PERMANODE	2,419,249	1/9/2001
Corrpro Companies, Inc.	T.A.S.C.	0,972,251	11/6/1973
Ductile Iron Pipe Research & Corrpro Companies, Inc.	DDM	3,143,036	9/12/2006
FYFE Co. LLC	BLAST GLASS	3,045,385	1/17/2006
FYFE Co. LLC	FIBRBOT	4,195,083	8/21/2012
FYFE Co. LLC	FIBRBUNDLE	4,206,441	9/11/2012
FYFE Co. LLC	FIBRWRAP	2,023,088	12/17/1996
FYFE Co. LLC	FYFE	4,311,875	4/2/2013
FYFE Co. LLC	NANO-NANO	3,628,179	5/26/2009
FYFE Co. LLC	TYFO	2,023,169	12/17/1996
INA Acquisition Corp.	"A" Logo	4,238,913	11/6/2012
INA Acquisition Corp.	AEGION	4,270,637	1/8/2013
INA Acquisition Corp.	CHIP	1,866,734	12/13/1994
INA Acquisition Corp.	CIRCLE DESIGN	2,615,064	9/3/2002
INA Acquisition Corp.	CIRCLE DESIGN	2,835,791	4/27/2004
INA Acquisition Corp.	CIRCLE Design	3,414,381	4/22/2008

23

INA Acquisition Corp.	CIRCLE Design	3,453,594	6/24/2008
INA Acquisition Corp.	Clean water for the world.	3,273,851	8/7/2007
INA Acquisition Corp.	From Innovation to Installation	3,581,371	2/24/2009
INA Acquisition Corp.	GLOBAL PIPELINE PROTECTION	3,921,322	2/15/2011
INA Acquisition Corp.	I+ Logo	3,658,699	7/21/2009
INA Acquisition Corp.	iBlue	3,396,354	3/11/2008
INA Acquisition Corp.	Infusion	3,544,512	12/9/2008
INA Acquisition Corp.	InsituFlex	3,675,985	9/1/2009
INA Acquisition Corp.	InsituFold	3,672,698	8/25/2009
INA Acquisition Corp.	Insituform	1,309,349	12/11/1984
INA Acquisition Corp.	Insituform	1,216,690	11/16/1982
INA Acquisition Corp.	Insituform and Circle Design	2,720,636	6/3/2003
INA Acquisition Corp.	Insituform and Circle Design	2,588,334	7/2/2002
INA Acquisition Corp.	Insituform and Circle Design	2,715,154	5/13/2003
INA Acquisition Corp.	Insituform Blue	3,690,660	9/29/2009
INA Acquisition Corp.	Insituform Blue	3,386,808	2/19/2008
INA Acquisition Corp.	Insituform Financial Services	3,377,056	2/5/2008
INA Acquisition Corp.	Insituform Technologies	1,862,779	11/15/1994
INA Acquisition Corp.	InsituGuard	3,672,694	8/25/2009
INA Acquisition Corp.	InsituMain	3,790,732	5/18/2010
INA Acquisition Corp.	INSITUPIPE	1,643,612	5/7/1991
INA Acquisition Corp.	INSITUTUBE	1,399,405	7/1/1986
INA Acquisition Corp.	INTEGRA	4,057,247	11/15/2011
INA Acquisition Corp.	iPlus	3,658,696	7/21/2009
INA Acquisition Corp.	iTAP	3,386,807	2/19/2008
INA Acquisition Corp.	Leaf + Arc Design (Green Circle Logo)	4,290,916	2/19/2013
INA Acquisition Corp.	Leaf + Arc Design (Green Circle Logo)	4,117,979	3/27/2012
INA Acquisition Corp.	MTC & Design	3,414,448	4/22/2008
INA Acquisition Corp.	MTube	3,314,447	4/22/2008
INA Acquisition Corp.	PolyFold	3,374,273	1/22/2008
INA Acquisition Corp.	PPL	2,236,805	4/6/1999
INA Acquisition Corp.	SHIELDING THE WORLD'S INFRASTRUCTURE	4,213,694	9/25/2012
INA Acquisition Corp.	Thermopipe	3,403,165	3/25/2008
The Bayou Companies, LLC	BAYOU	4,225,252	10/16/2012
The Bayou Companies, LLC	BAYOU & Logo	4,225,251	10/16/2012
The Bayou Companies, LLC	BAYOU WELDING WORKS	64,1108	11/30/2012
The Bayou Companies, LLC	BAYOU WELDING WORKS Logo	64,1111	11/30/2012

24

The Bayou Companies, LLC	THE BAYOU COMPANIES & Logo (Louisiana)	57,0589	5/31/2001
United Pipeline Systems, Inc. (Business Unit)	united	2,380,842	8/29/2000
United Pipeline Systems, Inc. (Business Unit)	United Pipeline Systems	2,410,006	12/5/2000
United Pipeline Systems, Inc. (Business Unit)	United Pipeline Systems united & Design	2,385,010	9/12/2000

Pending Applications

Trademark Owner	Mark	Appl. No.	Filing Date
Fyfe Co. LLC	FASTWRAP	85/818,219	1/8/2013
Fyfe Co. LLC	FASTWRAP	85/818,200	1/8/2013
Commercial Coating Services International, LLC	COATCHECK	85/958,477	6/13/2013
Commercial Coating Services International, LLC	COAT & CHECKMARK Design	85/958,479	6/13/2013

U.S. Copyrights

Registered Copyrights

Copyright Owner	Title	Reg. No.	Reg. Date
Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Insituform Programs, 1989 Version	TX 2-640-377	5/19/1989
Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Tests Prove Insituform Adds Significant Structural Strength	TX 2-467-119	12/15/1988
Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Insituform Pressure Testing Program	TXu 346-160	10/31/1988
Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Insituform Pressure Testing Program	TXu 343-739	10/12/1988
Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Engineering Design Guide	TX 2-487-295	9/28/1988
Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Tutorial For Computer Design Programs	TX 2 168 307	10/2/1987
Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Insituform Programs: Tutor.Exe - Main Menu segment, PIPE segment, FLOW segment	TX 2-165 286	10/2/1987

25

Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Insituform Programs: Insitupipe Design; Flow Comparison; Resin Calculations; Inversion Information	TX 1 935-759	6/16/1986
Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Engineering Design Guide	TX 1838 685	6/13/1986
Insituform North America, Inc. (now known as Insituform Technologies, LLC)	Replace Old Pipes Without Digging	VA 201 501	9/26/1985
Insituform Technologies, LLC	Engineering Design Guide	TX 2420 112	09/19/1988

26

SCHEDULE 6.19

LABOR MATTERS

Collective Bargaining Agreements

Aegion Business Unit	Local	Type	State	Current Contract Dates	Contract(1) Expires
Insituform Technologies USA, LLC (ITI USA)	42, 53, 110	Laborers	MO	3/1/2009 - 3/1/2014	3/1/2014
ITI USA	660	Laborers	MO	3/1/2009 - 3/1/2014	3/1/2014
ITI USA	513	Operators	MO	5/1/2013 - 4/30/2018	4/30/2018
ITI USA	663	Laborers	MO	5/1/2010 - 4/30/2014	4/30/2014
ITI USA	101	Operators	MO	4/1/2010 – 3/31/2014	3/31/2014
ITI USA	1290	Laborers	KS	5/1/2010 – 4/30/2014	4/30/2014
ITI USA	132	Laborers	MN, ND	5/1/2011 - 4/30/2014	4/30/2014
ITI USA	81, 120, 274, 645	Laborers	IN	3/1/2012 - 3/31/2017	3/31/2017
ITI USA	103	Operators	IN	3/12/2012 - 3/31/2015	3/31/2015
ITI USA	120A	Wetout Laborers	IN	5/1/2013 - 4/30/2016	4/30/2016

27

ITI USA	324	Operators	MI	10/1/2010 - 9/30/2013	9/30/2013
ITI USA	2, 288	Laborers	IL	6/1/2013 - 5/31/2017	5/31/2017
ITI USA	477	Laborers	IL	5/1/2013 -	4/30/2016
ITI USA	397, 1084	Laborers	IL	8/1/2010 – 7/31/2013	7/31/2013
ITI USA	150	Operators	IL	6/1/2013 - 5/31/2017	5/31/2017
Fibrwrap Construction Services USA, Inc. (“Fibrwrap USA”)	261	Laborers	CA	6/25/12-6/30/15	6/30/15
Fibrwrap USA	110	Laborers	MO	04/1/2009-4/1/2014	4/1/2014
Fibrwrap USA	4, 288	Laborers	IL	6/1/13-5/31/17	5/31/17
Insituform Technologies Limited (Canada)	Ontario Provincial District Council	Laborers	Ontario	1/1/11-12/31/13	12/31/13
Insituform Technologies Limited (Canada)	Quebec	Civil Engineering and Road Work Sector	Quebec	5/1/10-4/30/13	4/30/13
Brinderson Constructors, Inc.	1945	IUPIW-USW	CA	6/1/10-9/30/13	9/30/13
Brinderson Constructors, Inc.	1945	IUPIW-USW	CA (Shell Martinez)	8/1/12-8/1/14	8/1/14

(1)    For those Collective Bargaining Agreements which have expired, the Company and Local Union are working under the parameters of the expired agreement until such time as the new agreement goes into effect.

28

Multiemployer Plans

Local	Location	Plan
100	IL-East STL, Granite City	Employers & Laborer's Locals 100& 397 Fund
101	MO-KC	Operating Engineers Local 101 Fringe Benefit Funds
103	IN-Indianapolis	Mid Central Operating Engineers Health and Welfare
42, 53, 110	MO-STL	Greater St. Louis Construction Laborers Welfare
81, 120, 274, 645	IN	Indiana Laborers Combined Funds
1290	KS-KC	Construction Industry Laborers
132	MN-Local #132-District 1	MN Laborers Fringe Benefit Funds
150	IL	Midwest Operating Engineers Pension & Welfare Funds
2, 288	IL-Chicago	Laborers Pension & Welfare Funds
324	MI	International Union Local 324
513	MO-STL	Operating Engineers Local 513 Fringe Benefit Funds
660	MO-St.Charles	Construction Industry Laborers

29

663	MO-KC	Construction Industry Laborers
261	CA	Laborers Trust Fund for Northern California
4, 288	IL	Laborers Pension and Welfare Funds

30

SCHEDULE 6.22(a)

LOCATIONS OF REAL PROPERTY

Owned Real Property:

Loan Party	Address
Commercial Coating Services International, LLC	4217 Armour Avenue, Bakersfield, CA 93301
Corrpro Companies, Inc.	1090 Enterprise Drive, Medina, OH 44256
Corrpro Companies, Inc.	1055 W. Smith Road, Medina, OH 44256
Insituform Technologies, LLC	9654 Titan Court, Littleton, CO 80125
Insituform Technologies, LLC	160 Corporate Dr., Batesville, MS 38606
Insituform Technologies, LLC	1410 Gould Blvd., LaVergne, TN 37086
Insituform Technologies, LLC	17970 Chesterfield Airport Rd., Chesterfield, MO 63005
Insituform Technologies, LLC	17975 Edison/17985 Edison Avenue, Chesterfield, MO 63005
Insituform Technologies, LLC	17988 Edison Avenue, Chesterfield, MO 63005
Insituform Technologies, LLC	17999 Edison Ave., Chesterfield, MO 63005
Insituform Technologies, LLC	18022 Edison Avenue, Chesterfield, MO 63005
Insituform Technologies, LLC	580 Goddard, Chesterfield, MO 63005
Insituform Technologies, LLC	609 Cepi Dr., Chesterfield, MO 63005
The Bayou Companies, LLC	12710 Leisure Road, Baton Rouge, LA 70816
The Bayou Companies, LLC	10655 Jefferson Chemical Road, Conroe, TX 77301
The Bayou Companies, LLC	5319 Port Road, New Iberia, LA 70560
United Pipeline Systems, Inc.	214 Bodo Drive, Durango, CO 81303
United Pipeline Systems, Inc.	135 Turner Drive, Durango, CO 81301

31

Leased Real Property:

Loan Party	Address
Brinderson, L.P.	9918 W. I-20, Midland, TX
Brinderson, L.P.	4550 California Avenue, Suites 700 & 750, Bakersfield, CA 93309
Brinderson, L.P.	6400 Goodyear Road, Benicia, CA 64510
Brinderson, L.P.	19600 S. Wilmington, Carson, Los Angeles County, CA
Brinderson, L.P.	800 E. Polk, Coalinga, CA
Brinderson, L.P.	3330 Harbor Blvd., Costa Mesa, CA 92626
Brinderson, L.P.	900 North Nimitz HWY, Ste. #208, Honolulu, HI 96817
Brinderson, L.P.	20900 Highway 46, Lost Hills, CA 93249
Brinderson, L.P.	19456 Creek Rd., Bakersfield, CA 9314
Brinderson, L.P.	905 Squalicum Way, Suite 105, Bellingham, WA 98225
CRTS, Inc.	1601 N. 170th East Avenue, Tulsa, OK 74116
CRTS, Inc.	1807 N 170th E Avenue, Tulsa, OK 74116
Commercial Coating Services International, LLC	3500 Old Spanish Trail East, (a/k/a Hwy. 182), New Iberia, LA 70560
Corrpro Companies, Inc.	101 Rue Iberville, 1st Floor, Suite D, Lafayette, LA 70508
Corrpro Companies, Inc.	5643 North 52nd Avenue, Glendale, AZ 85301
Corrpro Companies, Inc.	2799 Miller Street, San Leandro, CA 92113
Corrpro Companies, Inc.	310 Roma Jean Parkway, Streamwood, IL 60107
Corrpro Companies, Inc.	839 East 11th Street, Hugoton, KS 67951
Corrpro Companies, Inc.	50 Tennessee Avenue, Ocean City, NJ 08226
Corrpro Companies, Inc.	201 Pailet Drive, Building C-24, Rathborne Industrial Park, Harvey, LA 70058
Corrpro Companies, Inc.	Block 7.02; Lots 5-9, 28-32, Sea Isle City, NJ 08243
Corrpro Companies, Inc.	125 Lincoln Avenue, Bronx, NY 10454
Corrpro Companies, Inc.	5750 S. 116 West Avenue, Sand Springs, OK 74063
Corrpro Companies, Inc.	11616 W. 59th Street, Sand Springs, OK 74063
Corrpro Companies, Inc.	5840 S. 116 West Avenue, Sand Springs, OK 74063
Corrpro Companies, Inc.	1380 Enterprise Drive, West Chester, PA 19382

32

Corrpro Companies, Inc.	7000 Hollister Road, Houston, TX 77040
Corrpro Companies, Inc.	1800 Augusta Drive, Suite 300, Houston, TX 77057
Corrpro Companies, Inc.	18852 72nd Avenue South, Kent, WA 98032
Corrpro Companies, Inc.	1260 West 50 South, Centerville, UT 84014
Corrpro Companies, Inc.	6445 Marindustry Drive, San Diego, CA 92121
Corrpro Companies, Inc.	210 Winter Street, Suite 305, Weymouth, MA 02188
Corrpro Companies, Inc.	3900 Monroe Road, Farmington, NM 87401
Corrpro Companies, Inc.	10260 Matern Place, Santa Fe Springs, CA 90670
Corrpro Companies, Inc.	1850 Fairway Drive, San Leandro, CA 94577
Corrpro Companies, Inc.	2069 Lake Industrial Court, Suite 100, Conyers, GA 30013
Fibrwrap Construction Services, Inc.	14101 Sullyfield Circle, Suite 300, Chantilly, VA 20151
Fibrwrap Construction Services, Inc.	9050 Autobahn Drive, Dallas, TX 75237
Fibrwrap Construction Services USA, Inc.	545 Jefferson Blvd., Unit #16, West Sacramento, CA 95605
Fibrwrap Construction Services USA, Inc.	1979 Wiesbrook Dr., Oswego, IL 60543
Fyfe Co., LLC	8380 Miralani Drive, San Diego, CA 92126
Fyfe Co., LLC	8221 Arjons Drive, Suite No. B-1, San Diego, CA 92126
Insituform Technologies USA, LLC	11351 W. 183rd Street, Orland Park, IL 60462
Insituform Technologies, LLC	6320 McLeod Drive (Unit #1), Las Vegas, NV 89120
Insituform Technologies, LLC	707 E. Ordnance Road, Suites 404-405, Baltimore, MD 21226
Insituform Technologies, LLC	3061 Dublin Circle, Bessemer, AL 35022
Insituform Technologies, LLC	1000 Southpark Lane, Ste. 9, Tempe, AZ 85281
Insituform Technologies, LLC	2400 W. Medtronic Way, Tempe, AZ 85281 (Yard)
Insituform Technologies, LLC	6972 Business Park Blvd., Jacksonville, FL 32256
Insituform Technologies, LLC	17220/17230 Bel Ray Place, Belton, Missouri 64012
Insituform Technologies, LLC	168 Warehouse Drive, Buda, TX 78610
Insituform Technologies, LLC	6525 Bluebonnet Pkwy., Bldg D405, McGregor, TX 76657
Insituform Technologies, LLC	91-255 Kalaeloa Boulevard, Campbell Ind. Park, Kapolei, HI 96707
Insituform Technologies, LLC	253 B Worcester Road, Charlton, MA 01507
Insituform Technologies, LLC	1177 Birch Lake Blvd. North, White Bear Lake, MN 55110

33

Insituform Technologies, LLC	St. Louis Helicopter Airways, Inc. Lot B, 18004 Edison Avenue, Chesterfield, MO 63005
Insituform Technologies, LLC	2130 Stout Field West Drive, Indianapolis, IN 46241
Insituform Technologies, LLC	8620 Antelope Road North, Antelope, CA 95843
Insituform Technologies, LLC	1860 Freeman Parkway, Smyrna, GA 30126
Insituform Technologies, LLC	170 Corporate Drive, Harmon Industrial Park, Batesville, MS 38606
Insituform Technologies, LLC	12475 Gulf Freeway, Storage/Parking Space, Houston, TX 77061
Insituform Technologies, LLC	1400 E. Orangethorpe, Fullerton, CA 92831
Insituform Technologies, LLC	1136 12th Avenue, Suite 245, Honolulu, HI 96816
Insituform Technologies, LLC	2255 West 850 North Street, Cedar City, UT 84720
Insituform Technologies, LLC	2400 W. Medtronic Way, Ste. 1, Tempe, AZ 85281 (Office)
Insituform Technologies, LLC	1088 Victory Drive, Genoa (Howell), MI 48116
Insituform Technologies, LLC	12820 Pennridge Drive, Bridgeton, MO 63044
Insituform Technologies, LLC	5033 Mosson Road, Fort Worth, TX 76119
Insituform Technologies, LLC	1007 Church Street, Church Street Office Center, Suite 310, Evanston, IL 60201
Insituform Technologies, LLC	3538 Waialae Avenue, Parcel 33005084, Park Center Bldg. Prns., Ste. 203, Honolulu, HI 96816
Insituform Technologies, LLC	DS-16419001 & DS-1649002 Trailer Units, Miami, FL 33167
Insituform Technologies, LLC	4583 Broussard Street (Lots 17 & 18), Baton Rouge, LA 70808
Insituform Technologies, LLC	3898 Weldon Drive, Mason, OH 45040
Insituform Technologies, LLC	677 Ala Moana Boulevard, Honolulu, HI 96813
Insituform Technologies, LLC	137 Van Voris Street, Batesville, MS 38606
Insituform Technologies, LLC	7134 Memory Lane, Orlando, FL 32807
Insituform Technologies, LLC	123 Church Street, Suite 285, Marietta, GA 30060
Insituform Technologies, LLC	795 S. Morrison Blvd., Hammond, LA 70403
Insituform Technologies, LLC	900-910 Stanton Road, Olyphant, PA 18447
Insituform Technologies, LLC	1819 A & B John Moore Road, Monroe, NC 28110
Insituform Technologies, LLC	VPN 1624933100, Vista, CA 92085 (Yard)
Insituform Technologies, LLC	135 Day Street, Newington, CT 06111
Insituform Technologies, LLC	6305 Blair Hill Lane, Baltimore, MD 21209
Insituform Technologies, LLC	510 Barnum Avenue, Bridgeport, CT 06608

34

Insituform Technologies, LLC	401 S. Robertson Blvd., Beverly Hills, CA 90211
Insituform Technologies, LLC	2540 E. Irving Blvd., Irving, TX 75060 (Trailer Lease)
Insituform Technologies, LLC	919 Stanton Rd., Olyphant, PA 18447
Insituform Technologies, LLC	1221 Se Ellsworth Road, Sterling Heights, Bldg. K, Apt. 114, Vancouver, WA 98664
Insituform Technologies, LLC	2042 Stout Field West Drive, Indianapolis, IN 46241
Insituform Technologies, LLC	3016 US Hwy. 301 North, Suite 900, Tampa, FL 33619
Insituform Technologies, LLC	3200 West Moore Street, Richmond, VA 23230
Insituform Technologies, LLC	7333 Monroe Road, Houston, TX 77061
Insituform Technologies, LLC	12155 NW 28th Avenue, Miami, FL 33167
Insituform Technologies, LLC	468 Cypress Road, Ocala, FL 34472
Insituform Technologies, LLC	2125 Harkrider, Conway, AR 72032
Insituform Technologies, LLC	18270 Edison Ave., Spirit of St. Louis Airport – Yard
Specialized Fabrics LLC/Fyfe Co.	119 Sherman Street, La Conner, WA 98257
Specialized Fabrics LLC/Fyfe Co.	116 Caledonia Street, La Conner, WA 98257
The Bayou Companies, LLC	5310 Curtis Lane, New Iberia, LA 70560 (POI-W-9)
The Bayou Companies, LLC	480 N. Sam Houston Parkway East, Houston, TX 77060
The Bayou Companies, LLC	12710 Leisure Road, Lot 6-A, Baton Rouge, LA 70816
The Bayou Companies, LLC	10601 Jefferson Chemical Road, Conroe, TX 77301
The Bayou Companies, LLC	4519 Port Road, New Iberia, LA 70560 (POI-E-2)
The Bayou Companies, LLC	4615 Port Road, New Iberia, LA 70560 (POI-E-2)
The Bayou Companies, LLC	5017 Curtis Lane, New Iberia, LA 70560
The Bayou Companies, LLC	5201 Curtis Lane, New Iberia, LA 70560 (POI-E-4)
The Bayou Companies, LLC	5205 Curtis Lane, New Iberia, LA 70560 (POI-E-5)
The Bayou Companies, LLC	4519 Curtis Lane, New Iberia, LA 70560 (POI-N-1)
The Bayou Companies, LLC	4417 Curtis Lane, New Iberia, LA 70560 (Sublease)
The Bayou Companies, LLC	Port Road, New Iberia, LA 70560 (Storage Lot) (POI-N-2)
The Bayou Companies, LLC	Port Road, New Iberia, LA 70560 (Prevost) (POI-N-3)
The Bayou Companies, LLC	Port Road/Segura Road, New Iberia, LA 70560 (Shea)
The Bayou Companies, LLC	2316 Irish Bend Road, New Iberia, LA 70560 (POI-P-3)

35

The Bayou Companies, LLC	Earl B. Wilson Road, New Iberia, LA 70560 (POI-P-4)
The Bayou Companies, LLC	718A Highway 90 (Curtis Lane & Meadow Lane), New Iberia, LA 70560 (POI-P-5)
The Bayou Companies, LLC	5513 Curtis Road, New Iberia, LA 70560 (POI-P-6)
The Bayou Companies, LLC	East Yard, New Iberia, LA 70560 (Sublease)
The Bayou Companies, LLC	5006 Curtis Lane, New Iberia, LA 70560 (POI-W-10)
The Bayou Companies, LLC	5008-11 Curtis Lane, New Iberia, LA 70560 (POI-E-2)
The Bayou Companies, LLC	5104 Curtis Lane, New Iberia, LA 70560 (POI-W-3)
The Bayou Companies, LLC	5200 Curtis Lane, New Iberia, LA 70560 (POI-W-4)
The Bayou Companies, LLC	5200 Curtis Lane, New Iberia, LA 70560 (Sublease) (POI-W-4A)
The Bayou Companies, LLC	5200 Curtis Lane, New Iberia, LA 70560 (POI-W-4C)
The Bayou Companies, LLC	5216 Curtis Lane, New Iberia, LA 70560 (POI-W-5)
The Bayou Companies, LLC	Cuming Road, New Iberia, LA 70560 (POI-W-8)
The Bayou Companies, LLC	Parish Road No. 911, New Iberia, LA 70560

Subleases:

Loan Party	Address
Corrpro Companies, Inc.	100 N. Central Expressway, Suite 475, Dallas, TX 75201 (Sublease)
Fibrwrap Construction Services, Inc.	4255 East Airport Drive, Ontario, CA 91761 (Sublease)
Insituform Technologies, Inc. (now known as Insituform Technologies, LLC)	617 Dahl Road, Suite C, Spearfish, SD 57783 (Sublease)

36

SCHEDULE 6.22(b)

TAXPAYER AND ORGANIZATIONAL IDENTIFICATION NUMBERS

Loan Party	Tax ID Number	Organizational Number
Aegion Corporation	45-3117900	5024116
Brinderson, L.P.	16-1775359	200624200011
Brinderson Constructors Inc.	14-1846461	C2464306
Brinderson Holdings, Inc.
Brinderson Services, LLC
Commercial Coating Services International, LLC	73-1179503	801358603
Corrpro Canada Holdings, Inc.	30-0009996	3169597
Corrpro Companies International, Inc.	80-0052966	C6734-1996
Corrpro Companies, Inc.	34-1422570	627460
Corrpro Holdings, LLC	34-1422570	4734849
CRTS, Inc.	73-1604777	1900658562
Energy & Mining Holding Company, LLC	45-2077459	4970143
Fibrwrap Construction Services, Inc.	45-2849552	5012470
Fibrwrap Construction Services USA, Inc.	45-2849421	5012469
Fyfe Co. LLC	33-0541403	2315307
General Energy Services	16-1775356	C2894734
INA Acquisition Corp.	51-0354302	2302091
Infrastructure Group Holdings, LLC	45-2851618	5009802
Insituform Technologies USA, LLC	43-1319597	2024080
Insituform Technologies, LLC	13-3032158	0889565
ITI International Services, Inc.	26-0574790	4385804
Kinsel Industries, Inc.	76-0010791	59840700
Mississippi Textiles Corporation	64-0915526	676514
Ocean City Research Corp.	52-1210791	0100112962
Specialized Fabrics LLC	20-2124364	602453735
The Bayou Companies, LLC	26-4245435	4621969
United Pipeline Middle East, Inc.	27-1661329	4771762
United Pipeline Systems, Inc.	45-3558198	E0548632011-3
United Pipeline Systems International, Inc.	27-1928008	4788837

37

SCHEDULE 6.22(c)

CHANGES IN LEGAL NAME, STATE OF FORMATION AND STRUCTURE

(i) Loan Party Legal Name Changes in Preceding Five Years

Loan Party	Other Legal Names During the Past Five Years	Date of Name Change
Aegion Corporation	None
Brinderson, L.P.	None
Brinderson Constructors Inc.	None
Brinderson Holdings, Inc.	None
Brinderson Services, LLC	None
Commercial Coating Services International, LLC	Changed name from “Commercial Coating Services International, Ltd.” to “Commercial Coating Services International, LLC”	Effective 12/31/10
Corrpro Canada Holdings, Inc.	Changed name from “Corrpro International, Inc.” to “Corrpro Canada Holdings, Inc.”	Filed 2/12/10
Corrpro Companies International, Inc.	Changed name from “CCFC, Inc.” to “Corrpro Companies International, Inc.”	Effective 2/10/10
Corrpro Companies, Inc.	None
Corrpro Holdings, LLC	None
CRTS, Inc.	None
Energy & Mining Holding Company, LLC	Changed name from “E&M Holding Company, LLC” to “Energy & Mining Holding Company, LLC”	Effective 9/29/11
Fibrwrap Construction Services, Inc.	None
Fibrwrap Construction Services USA, Inc.	None
Fyfe Co. LLC	None
General Energy Services	None
INA Acquisition Corp.	None
Infrastructure Group Holdings, LLC	None
Insituform Technologies USA, LLC	Converted from Insituform Technologies USA, Inc.	Effective 12/31/11
Insituform Technologies, LLC	Converted from Insituform Technologies, Inc.	Effective 12/31/11
ITI International Services, Inc.	None
Kinsel Industries, Inc.	None
Mississippi Textiles Corporation	None
Ocean City Research Corp.	None
Specialized Fabrics LLC	None
The Bayou Companies, LLC	(a) Changed name from “TBC Acquisition Corp.” to “The Bayou Companies, Inc.” (b) Changed name from “The Bayou Companies, Inc.” to “The Bayou Companies, LLC”	(a) Effective 2/25/09 (b) Effective 12/31/10

38

United Pipeline Middle East, Inc.	None
United Pipeline Systems, Inc.	None
United Pipeline Systems International, Inc.	None

(ii) Loan Party Changes in State of Formation in Preceding Five Years

NONE

(iii) Loan Party Changes in Corporate Structure in Preceding Five Years

Loan Party	Party to a Merger, Consolidation or Other Change in Corporate Structure in the Past Five Years**	Date of Merger, Consolidation, or Change in Corporate Structure
Aegion Corporation

Reorganization by which Insituform Technologies, Inc. made a capital contribution to Aegion Corporation of all of the capital stock that Insituform Technologies, Inc. held in its direct subsidiaries such that Aegion Corporation would after the contribution directly own all of the capital stock of the former direct subsidiaries of Insituform Technologies, Inc.

August 31, 2011
Brinderson, L.P.	Will be acquired as part of the Brinderson Acquisition	July 1, 2013
Brinderson Constructors Inc.	Will be acquired as part of the Brinderson Acquisition	July 1, 2013
Brinderson Holdings, Inc.	Formed as part of the Brinderson Acquisition	June 27, 2013
Brinderson Services, LLC	Formed as part of the Brinderson Acquisition	June 27, 2013
Commercial Coating Services International, LLC

(a) Certificate of Conversion filed to change corporate structure from a Texas limited partnership to a Texas limited liability company

(b) Certificate of Merger filed with Texas Secretary of State to merge CCSI Management, L.L.C. into Commercial Coating Services International, LLC.

(a) Filed with Texas Secretary of State on 12/20/10, effective 12/31/10 (b) Filed with Texas Secretary of State on 12/20/10, effective 12/31/10

39

Corrpro Canada Holdings, Inc.	None
Corrpro Companies International, Inc.	None
Corrpro Companies, Inc.	None
Corrpro Holdings, LLC	None
CRTS, Inc.	None
Energy & Mining Holding Company, LLC	None
Fibrwrap Construction Services, Inc.	None
Fibrwrap Construction Services USA, Inc.	None
Fyfe Co. LLC	None
General Energy Services	Will be acquired as part of the Brinderson Acquisition	July 1, 2013
INA Acquisition Corp.	Insituform (Netherlands) B.V., Inc. merged into INA Acquisition Corp.	Filed with Delaware Secretary of State on 12/30/08, effective 12/31/08
Infrastructure Group Holdings, LLC	None
Insituform MergerSub, Inc.	Insituform MergerSub, Inc. merged into Insituform Technologies, Inc.	Effective 10/25/11
Insituform Technologies USA, LLC	Converted from Insituform Technologies USA, Inc.	Effective 12/31/11
Insituform Technologies, LLC	Converted from Insituform Technologies, Inc.	Effective 12/31/11
ITI International Services, Inc.	None
Kinsel Industries, Inc.	None
Mississippi Textiles Corporation	None
Ocean City Research Corp.	None
Specialized Fabrics LLC	None
The Bayou Companies, LLC	Certificate of Conversion filed to change corporate structure from a Delaware corporation to a Delaware limited liability company	Filed with Delaware Secretary of State on 12/20/10, effective 12/31/10
United Pipeline Middle East, Inc.	None
United Pipeline Systems, Inc.	None
United Pipeline Systems International, Inc.	None

** All Loan Parties (except for Brinderson, L.P., Brinderson Constructors Inc., General Energy Services, Brinderson Holdings, Inc., and Brinderson Services, LLC) were part of the 2011 Reorganization, in which the direct and indirect subsidiaries of Insituform Technologies, Inc. became direct and indirect subsidiaries of Aegion Corporation. Aegion Corporation maintained the same ownership percentages over the direct subsidiaries as Insituform Technologies, Inc. held prior to the Reorganization, and the direct subsidiaries maintained the same ownership percentages over the indirect subsidiaries as they held prior to the Reorganization.

40

SCHEDULE 8.01

LIENS EXISTING ON THE CLOSING DATE

(a)     Real Estate Liens:

1.	Registered Charge dated May 9, 1997 in favour of National Westminster Bank PLC, secured against Title Number CE105108 at the Land Registry of England and Wales

(b)     Other Permitted Liens:

1.

UCC financing statement filed with the California Secretary of State on December 5, 2007 in favor of De Lage Landen Financial Services, Inc., against certain equipment of Brinderson, L.P. (File Number 07-7139058525).

2.

UCC financing statement filed with the California Secretary of State on December 7, 2007 in favor of De Lage Landen Financial Services, Inc., against certain property of Brinderson, L.P. (File Number 07-7139379958).

3.

UCC financing statement filed with the California Secretary of State on February 13, 2008 in favor of Comerica Leasing, a Division of Comerica Bank, against certain equipment of Brinderson, L.P. (File Number 08-7147130506).

4.

UCC financing statement filed with the California Secretary of State on February 28, 2008 in favor of Comerica Leasing, a Division of Comerica Bank, against certain equipment of Brinderson, L.P. (File Number 08-7148822090).

5.

UCC financing statement filed with the California Secretary of State on December 5, 2008 in favor of Comerica Leasing, a Division of Comerica Bank, against certain equipment of Brinderson, L.P. (File Number 08-7180603407).

6.

UCC financing statement filed with the California Secretary of State on February 16, 2001 in favor of Konica Minolta Premier Finance, against certain equipment of Brinderson, L.P. (File Number 11-7260948795).

7.

UCC financing statement filed with the California Secretary of State on March 17, 2011 in favor of Konica Minolta Premier Finance, against certain equipment of Brinderson, L.P. (File Number 11-7263695434).

8.

UCC financing statement originally filed with the Delaware Department of State: Division of Corporations on September 25, 2007 (assigned on November 27, 2007) in favor of De Lage Landen Financial Services, Inc., against certain equipment of Insituform Technologies, Inc. (now known as Insituform Technologies, LLC) (File Number 2007 3614882).

9.

UCC financing statement originally filed with the Delaware Department of State: Division of Corporations on May 8, 2009 (amended and assigned on July 28, 2009) in favor of De Lage Landen Financial Services, Inc., against certain equipment of Insituform Technologies, Inc. (now known as Insituform Technologies, LLC) (File Number 2009 1464558).

41

10.

UCC financing statement filed with the Delaware Department of State: Division of Corporations on August 6, 2009 in favor of United Rentals (North America), Inc., against certain equipment of Insituform Technologies, Inc. (now known as Insituform Technologies, LLC) (File Number 2009 2516612).

11.

UCC financing statement filed with the Delaware Department of State: Division of Corporations on October 7, 2009 in favor of Toyota Motor Credit Corporation, against certain equipment of Insituform Technologies, Inc. (now known as Insituform Technologies, LLC) (File Number 2009 3219711).

12.

UCC financing statement filed with the Delaware Department of State: Division of Corporations on January 22, 2010 in favor of Greatamerica Leasing Corporation, against certain equipment of Insituform Technologies, Inc. (now known as Insituform Technologies, LLC) (File Number 2010 0235667).

13.

UCC financing statement originally filed with the Delaware Department of State: Division of Corporations on March 4, 2010 (amended May 4, 2010) in favor of CSI Leasing, Inc., against certain equipment of Insituform Technologies, Inc. (now known as Insituform Technologies, LLC) (File Number 2010 0726426).

14.

UCC financing statement filed with the Delaware Department of State: Division of Corporations on May 17, 2010 in favor of Cisco Systems Capital Corporation, against certain equipment of Insituform Technologies, Inc. (now known as Insituform Technologies, LLC) (File Number 2010 1713506).

15.

UCC financing statement originally filed with the Delaware Department of State: Division of Corporations on July 29, 2010 (amended October 4, 2010 and assigned October 22, 2010) in favor of SG Equipment Finance USA Corp, against certain equipment of Insituform Technologies, Inc. (now known as Insituform Technologies, LLC) (File Number 2010 2628109).

16.

UCC financing statement filed with the Delaware Department of State: Division of Corporations on January 9, 2010 in favor of Toyota Motor Credit Corporation, against certain equipment of Insituform Technologies, Inc. (now known as Insituform Technologies, LLC) (File Number 2013 0179201).

17.

UCC financing statement originally filed with the Ohio Secretary of State on July 10, 2008 (assigned October 20, 2008) in favor of Ameriserv Financial Bank, against certain equipment of Corrpro Companies, Inc. (File Number OH00128110036).

18.

UCC financing statement originally filed with the Ohio Secretary of State on July 29, 2008 (assigned October 17, 2008) in favor of Ameriserv Financial Bank, against certain equipment of Corrpro Companies, Inc. (File Number OH00128508261).

19.

UCC financing statement originally filed with the Ohio Secretary of State on August 21, 2008 (amended 08/29/08, assigned 10/23/08, amended 11/14/08, amended 11/14/08, amended 11/15/08, and amended 11/20/08) in favor of Ameriserv Financial Bank, against certain equipment of Corrpro Companies, Inc. (File Number OH00129055352).

20.

UCC financing statement originally filed with the Ohio Secretary of State on August 27, 2008 (amended 08/29/08, assigned 10/17/08, and amended 10/22/08)in favor of Ameriserv Financial Bank, against certain equipment of Corrpro Companies, Inc. (File Number OH00129167400).

21.

UCC financing statement originally filed with the Ohio Secretary of State on October 3, 2008 (assigned 10/3/08, amended 12/15/08, and amended 12/16/08) in favor of Ameriserv Financial Bank, against certain equipment of Corrpro Companies, Inc. (File Number OH00130001726).

42

22.

UCC financing statement originally filed with the Ohio Secretary of State on October 21, 2008 (assigned 11/5/08) in favor of Ameriserv Financial Bank, against certain equipment of Corrpro Companies, Inc. (File Number OH00130372408).

23.

UCC financing statement originally filed with the Ohio Secretary of State on October 21, 2008 (assigned 11/10/08) in favor of Ameriserv Financial Bank, against certain equipment of Corrpro Companies, Inc. (File Number OH00130372519).

24.

UCC financing statement in favor of Ameriserv Financial Bank, originally filed with the Ohio Secretary of State on October 28, 2008 (assigned 11/10/08) against certain equipment of Corrpro Companies, Inc. (File Number OH00130548784).

25.

UCC financing statement filed with the Ohio Secretary of State on July 11, 2011 in favor of United Rentals Northwest, Inc., against certain equipment of Corrpro Companies, Inc. (File Number OH00151497295).

26.

UCC financing statement originally filed with the Ohio Secretary of State on August 4, 2011 in favor of Wagner Equipment Co., against certain equipment of Corrpro Companies, Inc. (File Number OH00152047657).

27.

UCC financing statement filed with the California Secretary of State on November 10, 2010 (File Number 10-7251274110) in favor of Security Signal Devices, against certain equipment of Brinderson Constructors Inc.

43

SCHEDULE 8.02

INVESTMENTS EXISTING ON THE CLOSING DATE

1.	See Schedule 6.13 for a list of Borrower’s Subsidiaries.

2.	Investments in Other Persons

Company Name	Place of Formation	Ownership
Bayou Coating, L.L.C.	Louisiana	The Bayou Companies, LLC owns 49% of membership interests
Insituform Environmental Techniques Ltd.	Northern Ireland	Insituform Technologies Limited [UK] owns 50% of shares
WCU Corrosion Technologies Pte. Ltd.	Singapore	Insituform Technologies Netherlands B.V. owns 49% of shares

3.	Other Investments

As of the Closing Date, Aegion Corporation, either directly or through a Subsidiary or one of the entities referenced in items 1 or 2 of this Schedule 8.02, is party to certain contractual joint ventures to capitalize on its trenchless rehabilitation processes. Under these existing contractual joint venture relationships, work is bid by the joint venture entity and subcontracted to the joint venture partners or to third parties. Such joint venture partners are primarily responsible for their subcontracted work, but both joint venture partners are liable to the customer for all of the work.

44

SCHEDULE 8.03

INDEBTEDNESS EXISTING ON THE CLOSING DATE

NONE

45

SCHEDULE 8.08

TRANSACTIONS WITH AFFILIATES

The following agreements as in effect on the Closing Date:

1.

Corrpro  Companies , Inc. is party to a Consulting Agreement dated November 3, 2008 with SMD Enterprises, a business owned by a member of the family of David H. Kroon, President of Corrpro Companies, Inc. SMD Enterprises is a business owned by Susan M. Dobis (maiden name of Susan M. Kroon, wife of David H. Kroon). SMD Enterprises is a certified Women’s Business Enterprise (WBE) with the City of Houston and is a member of the Corrpro Companies, Inc.’s team for its contract with the City of Houston.

2.

Borrower is obligated to honor Indemnification Agreements with the following former directors of Corrpro Companies, Inc.: Jay I. Applebaum, Thomas P. Briggs, James A. Johnson, David H. Kroon, Robert M. Mayer, Emilio T. Pena, Jason H. Reed, William R. Seelbach, and Stanford Springel.

3.	INA Acquisition Corp. has entered into an Amended and Restated Research and Development Agreement with Insituform Holdings (UK) Limited dated December 31, 2007.

4.

INA Acquisition Corp. has entered into license agreements relating to CIPP and water technology with various Affiliates on terms generally consistent with third party license agreements of similar types to which INA Acquisition Corp. is a party.

5.

United Pipeline Systems, Inc. has entered into license agreements relating to the United Pipeline Systems® technology with various Affiliates on terms generally consistent with third party license agreements of similar types to which United Pipeline Systems, Inc. is a party.

6.

Various Affiliates of Aegion Corporation are parties to management services agreement with other Affiliates of Aegion Corporation to provide for reimbursement of managerial and administrative services.

7.

Corrpro Companies, Inc. has entered into license agreements relating to corrosion protection and related technology with various Affiliates on terms generally consistent with third party license agreements of similar types.

8.

Commercial Coating Services, International, LLC and Delta Double Jointing, LLC have entered into agreements with The Bayou Companies, LLC (“TBC”) pursuant to which TBC provides management and administrative services.

9.	Bayou Coating, L.L.C. (“BTR”) has entered into a management agreement with TBC.

10.	BTR has entered into service agreements with TBC and Stupp Bros., Inc.

11.	Bayou Perma-Pipe Canada, Ltd. has entered into service agreements with United Pipeline Systems Limited and Perma-Pipe Canada, Inc. or their respective Affiliates.

12.

UPS-APTec Limited has entered into various agreements with United Pipelines Systems International, Inc. and Allied Pipeline Technologies SA for labor and equipment as well as management and administrative services.

13.	Bayou Wasco Insulation, LLC (“BWI”) has entered into a non-written arrangement pursuant to which TBC provides management services to BWI.

14.	BWI has entered into a non-written arrangement pursuant to which Wasco Coatings UK provides technology services to BWI.

15.	United Special Technical Services LLC has entered into a marketing agreement with Special Technical Services LLC.

16.	Corrpower International Limited has entered into a marketing agreement with Saudi Trading and Research Company Limited.

17.

Brinderson, L.P. and Brinderson Constructors, Inc. have entered into a non-written arrangement pursuant to which: (a) Brinderson, L.P. provides certain overhead services to Brinderson Constructors, Inc.; and (b) employees are transferred between Brinderson , L.P. and Brinderson Constructors, Inc.

SCHEDULE 11.02

CERTAIN ADDRESSES FOR NOTICE

Borrower or Guarantors:

Address: Aegion Corporation

17988 Edison Avenue

Chesterfield, MO (USA) 63005

Attn: General Counsel

Facsimile: (636) 530-8700

ADMINISTRATIVE AGENT:

For Credit Related Matters:

Eric Escagne

Mail Code: MO1-800-13-05

800 Market Street

Saint Louis, MO 63101-2510

Phone: 314-466-2126

Fax: 314-466-6499

Email: eric.escagne@baml.com

For Payments and Requests for Loan Activity:

Betty L Canales

Mail Code: TX1-492-14-06

901 Main Street

Dallas, TX 75202-3712

Phone: 972-338-3762

Fax: 214-290-8377

Email: betty.l.canales@baml.com

Other Notices/Deliveries to Administrative Agent:

Angelo M. Martorana

Mail Code: TX1-492-14-11

901 Main Street

Dallas, Texas 75202-3714

Phone: 214-209-3712

Fax: 877-206-8415

Email: angelo.m.martorana@baml.com

LETTERS OF CREDIT:

Letter of Credit Customer Service

Bank of America, N.A.

Mail Code: CA9-705-07-05

1000 W Temple Street

Los Angeles, CA 90012-1514

Phone: 1-800-541-6096 choose Trade product option

Fax: 213-457-8841

Standby Letter of Credit Email: los_angeles_standby_lc@bankofamerica.com

Commercial Letter of Credit Email: los_angeles_commercial_lc@bankofamerica.com

Exhibit A

[FORM OF]

LOAN NOTICE

Date: __________, 20___

To:     Bank of America, N.A., as Administrative Agent

Re:

Credit Agreement dated as of July 1, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Aegion Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

1.     The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans     ☐ A conversion or continuation of Revolving Loans

☐ A Borrowing of the Term Loan          ☐ A conversion or continuation of the Term Loan

2.     On _______________, 20___ (which is a Business Day).

3.     In the amount of $__________.

4.     Type of Loan requested (select one):

☐ Eurocurrency Rate Loan          ☐ Base Rate Loan

5.     Applicable Currency:                    .

6.     For Eurocurrency Rate Loans: with an Interest Period of __________ month[s]1.

The Borrower hereby represents and warrants that (a) after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Revolving Credit Exposure shall not exceed such Lender’s Revolving Commitment and (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (b) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing, conversion or continuation.

1 One, two, three or six months, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders affected thereby.

AEGION CORPORATION,
a Delaware corporation

By:	/s/
Name:
Title:

Exhibit B

[FORM OF]

SWING LINE LOAN NOTICE

Date: __________, 20__

To:	Bank of America, N.A., as Swing Line Lender

Cc:	Bank of America, N.A., as Administrative Agent

Re:

Credit Agreement dated as of July 1, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Aegion Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

1.	The undersigned hereby requests a Swing Line Loan.

2.	On __________, 20__ (a Business Day).

3.	In the amount of $__________.

With respect to such Borrowing of Swing Line Loans, the Borrower hereby represents and warrants that (a) after giving effect to such Borrowing of Swing Line Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Revolving Credit Exposure shall not exceed such Lender’s Revolving Commitment and (b) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Swing Line Loans.

AEGION CORPORATION,
a Delaware corporation

By:	/s/
Name:
Title:

EXHIBIT C

[FORM OF]

REVOLVING NOTE

_________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of July 1, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except with respect to principal and interest on Revolving Loans denominated in an Alternative Currency, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AEGION CORPORATION,
a Delaware corporation

By:	/s/
Name:
Title:

EXHIBIT D

[FORM OF]

SWING LINE NOTE

_________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement dated as of July 1, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as otherwise provided in Section 2.04(f) of the Credit Agreement, all payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AEGION CORPORATION,
a Delaware corporation

By:	/s/
Name:
Title:

EXHIBIT E

[FORM OF]

TERM NOTE

_________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of July 1, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of the Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AEGION CORPORATION,
a Delaware corporation

By:	/s/
Name:
Title:

Exhibit F

[FORM OF]

COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 20___

To:     Bank of America, N.A., as Administrative Agent

Re:

Credit Agreement dated as of July 1, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Aegion Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _______________ of the Borrower, and that, in his/her capacity as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

1.

[Attached hereto as Schedule 1 are the][The] year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 7.02 of the Credit Agreement].

[Use following paragraph 1 for fiscal quarter-end financial statements:]

1.

[Attached hereto as Schedule 1 are the][The] unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 7.02 of the Credit Agreement]. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.

The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.

A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.

The representations and warranties of the Loan Parties contained in the Credit Agreement or any other Loan Document, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.	Set forth on Schedule [1][2] hereto are true and accurate calculations demonstrating compliance with Section 8.11 of the Credit Agreement on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of __________, 20___.

AEGION CORPORATION,
a Delaware corporation

By:	/s/
Name:
Title:

Schedule [1][2]

to Compliance Certificate

1.	Consolidated Leverage Ratio

	(a)	Consolidated Funded Indebtedness		$

	(b)	Consolidated EBITDA

		(i)	Consolidated Net Income	$____________

		(ii)	Consolidated Interest Charges	$____________

		(iii)	federal, state, local and foreign income taxes	$____________

		(iv)	depreciation and amortization expense	$

		v)	non-cash stock based compensation expense	$____________

(vi)

transaction costs (not including any costs that will be capitalized) in respect of the Brinderson Acquisition in an aggregate amount not to exceed (A) $7,000,000 for the Borrower and (B) 19,000,000 for Brinderson

$

(vii)

to the extent incurred on or before June 30, 2014,any net loss from the discontinued operations of Bayou Welding Works in an aggregate amount not to exceed $6,500,000 for any four fiscal quarter period

$

		(viii)	other non-recurring expenses of the Borrower and its Subsidiaries reducing Consolidated Net Income which do not represent a cash item	$

		(ix)	all non-cash items increasing Consolidated Net Income	$

		(x)	Consolidated EBITDA [sum of (i) though (viii) above minus (ix)]	$

	(c)	Consolidated Leverage Ratio [(a)/(b)(x)]		__________:1.0

2.	Consolidated Fixed Charge Coverage Ratio

	(a)	Consolidated Adjusted EBITDAR		$

	(i)	Consolidated EBIT [1(b)(x) above]	$____________

	(ii)	rent and lease expense	$____________

	(iii)	Consolidated Capital Expenditures	$____________

	(iv)	Consolidated Taxes	$

	(v)	Consolidated Adjusted EBITDAR [(i) + (ii) - (iii) - (iv)]	$

(b)	Consolidated Fixed Charges

	(i)	Consolidated Interest Charges	$____________

	(ii)	Consolidated Scheduled Funded Debt Payments	$____________

	(iii)	the amount of cash dividends and other other distributions and purchases, redemptions and acquisitions of Equity Interests made by the Borrower[2]	$____________

	(iv)	rent and lease expense	$

	(v)	Consolidated Fixed Charges [sum of (i) though (iv) above]	$

(c)	Consolidated Fixed Charge Coverage Ratio [(a)(v)/(b)(v)]		__________:1.0

1 Other than the 2012 Special Share Repurchase and the 2013 Special Share Repurchase

Exhibit G

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of __________, 20___ is by and between __________, a __________ (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Credit Agreement dated as of July 1, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Aegion Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.     The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.     The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the New Subsidiary. The New Subsidiary hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Security Agreement), that:

(a)     The New Subsidiary's chief executive office, tax payer identification number, organization identification number, and chief place of business are (and for the prior four months have been) located at the locations set forth on Schedule 1 attached hereto and the New Subsidiary keeps its books and records at such locations.

(b)     The location of all owned and leased real property of the New Subsidiary is as shown on Schedule 2 attached hereto.

(c)     The New Subsidiary's legal name and jurisdiction of organization is as shown in this Agreement and the New Subsidiary has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

(d)     The patents, copyrights, and trademarks listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents, copyrights and trademarks owned by the New Subsidiary.

(e)     The deposit accounts and investment accounts listed on Schedule 5 attached hereto constitute all of the deposit accounts and investment accounts owned by the New Subsidiary.

3.     The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement, and shall have all the obligations of a “Pledgor” (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Pledge Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement) of the New Subsidiary. The New Subsidiary hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Pledge Agreement), that:

(a)     Schedule 6 hereto includes each Subsidiary of the New Subsidiary, including (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) the certificate number(s) of the certificates evidencing such Equity Interests and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

(b)     The New Subsidiary has delivered to the Administrative Agent (i) simultaneously with or prior to the execution and delivery of this Agreement, all certificates representing the Pledged Shares (as such term is defined in Section 1 of the Pledge Agreement) of the New Subsidiary, accompanied by duly executed instruments of transfer or assignments in blank, substantially in the form of Exhibit 4(a) of the Pledge Agreement and (ii) promptly upon the receipt thereof by or on behalf of the New Subsidiary, all other certificates and instruments constituting Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement) of the New Subsidiary.

4.     The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

5.     The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

6.     This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7.     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the holders of the Secured Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:	/s/
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:

Name:

Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

[Chief Executive Office, Tax Identification Number, Organization Identification Number

and Chief Place of Business of Subsidiary]

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Owned and Leased Real Property]

Schedule 3

TO FORM OF JOINDER AGREEMENT

[Tradenames]

Schedule 4

TO FORM OF JOINDER AGREEMENT

[Patents, Copyrights, and Trademarks]

Schedule 5

TO FORM OF JOINDER AGREEMENT

[Deposit and Investment Accounts]

Schedule 6

TO FORM OF JOINDER AGREEMENT

[Equity Interests]

Exhibit H

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] identified in item 1 below (the “Assignor”) and [Insert name of Assignee] identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of the outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit, Guarantees and the Swing Line Loans included in such facilities3) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee:	______________________________
[indicate [Affiliate][Approved Fund] of [identify Lender]]

3.		Borrower:	Aegion Corporation, a Delaware corporation

4.		Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.		Credit Agreement:

Credit Agreement, dated as of July 1, 2013, among Aegion Corporation, a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, a L/C Issuer, and Swing Line Lender

6.		Assigned Interest:

1 Include all applicable subfacilities.

Assignor[s][4]	Assignee[s][5]	Facility Assigned[6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number

		__________	$_______________	$_________	____________%
		__________	$_______________	$_________	____________%
		__________	$_______________	$_________	____________%

[7.     Trade Date:     __________________]6

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1 List each Assignor, as appropriate.

2 List each Assignee, as appropriate.

3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term A Commitment”, etc.).

4 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

6To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: _____________________________

             Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: _____________________________

             Title:

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By: __________________________
             Title:

[Consented to:]11

By: _______________________
             Title:

1To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

2To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.     Representations and Warranties.

1.1.     Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.     Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees and other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit I

[FORM OF]

INCREMENTAL TERM LOAN LENDER FUNDING AGREEMENT

THIS INCREMENTAL TERM LOAN LENDER FUNDING AGREEMENT dated as of __________, 20__ (this “Agreement”) is by and among each of the Persons identified as “Lenders” on the signature pages hereto (each, a “Lender”), Aegion Corporation, a Delaware corporation (the “Borrower”), the Guarantors, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to that certain Credit Agreement dated as of July 1, 2013 (as amended, modified, supplemented, increased or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders and the Administrative Agent, the Lenders have agreed to provide the Borrower with a revolving credit and term loan facility;

WHEREAS, pursuant to Section 2.02(f) of the Credit Agreement, the Borrower has requested that each Lender party hereto provide a portion of the Incremental Term Loan under the Credit Agreement; and

WHEREAS, each Lender party hereto has agreed to provide a portion of the Incremental Term Loan on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Each Lender party hereto severally agrees to make its portion of the Incremental Term Loan in a single advance to the Borrower on the date hereof in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. The Incremental Term Loan Commitment and percentage of the Incremental Term Loan for each of the Lenders party hereto shall be as set forth on Schedule 2.01 attached hereto. The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.

2.     The Borrower shall repay to the Lenders party hereto the principal amount of the Incremental Term Loan as set forth in Section 2.07(c) of the Credit Agreement. Each of the parties hereto agrees that the Incremental Term Loan advanced pursuant to this Agreement shall be considered part of the Term Loan and treated as such under the Loan Documents.

3.     Each Lender party hereto (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

4.     Each of the Administrative Agent, the Borrower, and the Guarantors agrees that, as of the date hereof, each Lender party hereto shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be an “Lender” for all purposes of the Credit Agreement and the other Loan Documents and (c) have the rights and obligations of an Lender under the Credit Agreement and the other Loan Documents.

5.     The address of each Lender party hereto for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by such Lender to the Administrative Agent.

6.     This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by facsimile or .pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

7.     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

LENDERS:
By:
Name:
Title:

AEGION CORPORATION,
BORROWER:	a Delaware corporation

By:
Name:
Title:

[INSERT GUARANTORS]
GUARANTORS:
By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:

Name:

Title:

EXHIBIT J-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aegion Corporation, a Delaware corporation (the "Borrower"), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:          , 20___

EXHIBIT J-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aegion Corporation, a Delaware corporation (the "Borrower"), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:          , 20___

EXHIBIT J-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aegion Corporation, a Delaware corporation (the "Borrower"), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:          , 20___

EXHIBIT J-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aegion Corporation, a Delaware corporation (the "Borrower"), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:          , 20___

Exhibit K

FORM OF SECURED PARTY DESIGNATION NOTICE

Date: _________, _____

To:	Bank of America, N.A.,
as Administrative Agent
Agency Management
[address
Attn: ]

Ladies and Gentlemen:

THIS SECURED PARTY DESIGNATION NOTICE is made by _______________________, a ______________ (the “Designor”), to BANK OF AMERICA, N.A., as Administrative Agent under that certain Credit Agreement referenced below (in such capacity, the “Administrative Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, Aegion Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent have entered into that certain Credit Agreement, dated as of July 1, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which certain loans and financial accommodations have been made to the Borrower;

WHEREAS, in connection with the Credit Agreement, a Lender or Affiliate of a Lender is permitted to designate its [Treasury Management Agreement/Swap Contract] as a [“Secured Treasury Management Agreement”/”Secured Swap Agreement”] under the Credit Agreement and the Collateral Documents;

WHEREAS, the Credit Agreement requires that the Designor deliver this Secured Party Designation Notice to the Administrative Agent; and

WHEREAS, the Designor has agreed to execute and deliver this Secured Party Designation Notice:

1.     Designation. [_____________] hereby designates the [Treasury Management Agreement/Swap Contract] described on Schedule 1 hereto to be a “[Secured Treasury Management Agreement/Secured Swap Agreement]” and hereby represents and warrants to the Administrative Agent that such [Treasury Management Agreement/Swap Contract] satisfies all the requirements under the Loan Documents to be so designated. By executing and delivering this Secured Party Designation Notice, the Designor, as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Loan Documents which are applicable to it as a provider of a [Secured Treasury Management Agreement/Secured Swap Agreement] and hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Secured Party Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Section 10.01 of the Credit Agreement), and (c) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a provider of a [Treasury Management Agreement/Swap Contract]. Without limiting the foregoing, the Designor agrees to indemnify the Administrative Agent as contemplated by Section 11.04(b) of the Credit Agreement.

GOVERNING LAW. THIS SECURED PARTY DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Secured Party Designation Notice to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

[signature page follows]

DESIGNOR:

By:

Name:

Title:

ADMINISTRATIVE AGENT:

By:

Name:

Title:

Schedule 1

To Secured Party Designation Notice